210 E. Earll Drive Phoenix, AZ 85012

April 8, 2025

Dear Fellow Stockholders:

Please join us for Cable One, Inc.’s Annual Meeting of Stockholders (the "Annual Meeting") on Thursday, May 15, 2025, at 8:00 a.m., Arizona Time (PDT). The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/CABO2025.

Included with this letter are a Notice of Annual Meeting of Stockholders and Proxy Statement, which describe the business to be conducted at the Annual Meeting. The Proxy Statement and the enclosed proxy card and annual report are first being sent to stockholders on or about April 8, 2025. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy.

Whether or not you plan to attend the meeting, your vote is important to us. You may vote your shares by using the voting procedures described on the proxy card or voting instruction form or, if you received a paper copy of a proxy card or voting instruction form by mail, by completing, signing and promptly returning your proxy card or voting instruction form in the envelope provided. We encourage you to vote by internet, by telephone, or by proxy card or voting instruction form in advance even if you plan to attend the Annual Meeting. By doing so, you will ensure that your shares are represented and voted at the Annual Meeting.

Thank you for your continued support of Cable One, Inc.

Sincerely,

Julia M. Laulis
Chair of the Board, President and
Chief Executive Officer

CABLE ONE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
May 15, 2025

The 2025 Annual Meeting of Stockholders of Cable One, Inc. (the “Company”) will be held on Thursday, May 15, 2025, at 8:00 a.m., Arizona Time (PDT). You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CABO2025. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting. The Annual Meeting is being held for the following purposes:

1.
To elect eight directors to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025.

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers for 2024.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on March 31, 2025, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Please sign and return your proxy card or voting instruction form at your earliest convenience. You may also vote your shares by telephone or over the internet. If you choose to vote your shares by telephone or over the internet, please follow the instructions in the accompanying Proxy Statement and enclosed proxy card or voting instruction form. You may revoke your proxy at any time before it has been voted at the Annual Meeting. For shares held through a broker, bank or other nominee, you may vote by submitting voting instructions as provided by your broker, bank or other nominee.

By Order of the Board of Directors,
Christopher J. Arntzen
Secretary

Phoenix, Arizona
April 8, 2025

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting of Stockholders to be Held on May 15, 2025

The Proxy Statement, Notice of Annual Meeting, Annual Report for the fiscal year ended December 31, 2024 and any other proxy soliciting materials we may use are available at: https://ir.cableone.net/financial-information/annual-reports

This Proxy Statement may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. You can generally identify forward-looking statements by the words "anticipate," "believe," "can," "continue," "could," "estimate," "expect," forecast," "goal," "intend," "may," "might," "objective," "outlook," "plan," "potential," "predict," "projection," "seek," "should," "target," "trend," "will," "would," or the negative version of these words or other comparable words. Any statements that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors include, but are not limited to, factors described under "Risk Factors" in the Company's annual report on Form 10-K for the period ended December 31, 2024 and the Company's other filings with the Securities and Exchange Commission. Each forward-looking statement contained herein speaks only as of the date of this Proxy Statement, and the Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law.

CABLE ONE, INC.
210 E. Earll Dr.
Phoenix, Arizona 85012

PROXY STATEMENT SUMMARY

This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Cable One, Inc. 2025 Annual Meeting of Stockholders

Date and Time:	Thursday, May 15, 2025, at 8:00 a.m., Arizona Time (PDT)

Virtual Location:
www.virtualshareholdermeeting.com/CABO2025. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

Record Date:	March 31, 2025

These proxy solicitation materials, including this Proxy Statement and the accompanying proxy card or voting instruction form, were first distributed and made available on or about April 8, 2025, to stockholders entitled to vote at the Annual Meeting.

Who Can Vote

Stockholders of record as of the close of business on March 31, 2025 (the “Record Date”) may vote at the Annual Meeting. Each of your shares—whether held (i) directly in your name as stockholder of record or (ii) in street name—entitles you to one vote with respect to each proposal to be voted on at the Annual Meeting. However, street name stockholders generally cannot vote their shares directly and instead must instruct the broker, bank or nominee how to vote their shares.

How to Cast Your Vote

You can vote using any of the following methods:

Over the internet at www.proxyvote.com or scan the QR code on your proxy card or voting instruction form with your mobile device. We encourage you to vote this way.
By toll-free telephone at 1-800-690-6903.
By completing and mailing your proxy card or voting instruction form.

By attending the Annual Meeting via live audio webcast and voting electronically by visiting www.virtualshareholdermeeting.com/CABO2025. You will need to have your 16-Digit Control Number included on your proxy card or the instructions that accompanied your proxy materials in order to join the Annual Meeting.

Voting Matters and Board Recommendations

The Board of Directors (the “Board”) of Cable One, Inc. (the “Company, “we,” “us,” “our” or “Cable One”) recommends you vote as follows:

Proposal	Board Recommendation	Page Number
1. Election of Directors: The election of the eight director nominees named in this Proxy Statement to hold office until the 2026 Annual Meeting of Stockholders and until their respective successors are elected and qualified or as otherwise provided in our Amended and Restated By-laws, as amended (our “By-laws”).	FOR each nominated director ☑	15
2. Ratification of Appointment of Independent Registered Public Accounting Firm: The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2025.	FOR ☑	29
3. Advisory Vote on Named Executive Officer Compensation: The approval, on a non-binding advisory basis, of the compensation of our named executive officers (“NEOs”) for 2024 (also referred to as the “say-on-pay” vote).	FOR ☑	69

2 | Cable One, Inc. ▪ 2025 Proxy Statement

2024 Strategic, Operational and Financial Developments and Accomplishments

Operational and Financial Results

■
Our net income was $14.5 million in 2024, compared to $224.6 million in 2023. Our 2024 Adjusted EBITDA was $854.0 million, compared to $916.9 million in 2023. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under generally accepted accounting principles in the United States (“GAAP”), and a discussion of why we believe this non-GAAP measure is useful.

■	Our total revenues were $1.58 billion in 2024 and $1.68 billion in 2023.

■
Our net cash provided by operating activities was $664.1 million in 2024, compared to $663.2 million in 2023. Our 2024 Adjusted EBITDA less capital expenditures was $567.6 million, compared to $545.9 million in 2023. See Annex A of this Proxy Statement for the definition of Adjusted EBITDA less capital expenditures and reconciliations to net income and net cash provided by operating activities, as applicable, which are the most directly comparable measures under GAAP, and a discussion of why we believe these non-GAAP measures are useful.

Capital Investments, Strategic Transactions and Other Achievements

■
We have invested nearly $1.07 billion over the last three years to bring fast, reliable high-speed data service to our markets. We expect to continue to invest in strategic capital projects, including those associated with newly acquired operations and market expansions, because we believe the competitive benefits will be significant, particularly for data services. We also made the following capital investments in 2024:

o
We continued to decrease the average number of data customers per unique service group by aggressively splitting service areas (fiber nodes), which substantially improves data throughput during periods of peak usage, minimizing disruptions in data access speeds to our customers.

o
We continued to invest in plant upgrade projects, which have enhanced reliability and allowed us to stay ahead of the consumption curve related to broadband capacity and utilization, and plant extension projects, which have expanded the number of serviceable homes and businesses.

o
We continued to deploy 10 Gigabit per second-capable fiber technology for both residential and business customers across multiple markets, placing fiber deeper into the network and closer to customers.

■	In over 40% of our markets, we have rolled out multi-Gigabit download service offerings with further multi-Gigabit rollouts planned in the future.

■
On October 7, 2024, we amended, upsized and extended certain existing credit facilities totaling approximately $1.25 billion with a core group of our lenders, most notably achieving enhanced capital structure optionality at comparable costs to the existing facilities.

■
In December 2024, we amended the terms of our strategic investment in Mega Broadband Investments Holdings LLC ("MBI") to provide enhanced timing flexibility for Cable One's potential acquisition of full ownership of MBI.

Cable One, Inc. ▪ 2025 Proxy Statement | 3

ESG Highlights

Environmental Matters

■
Our Nominating and Governance Committee reviews our environmental, strategy, practice, reporting efforts and climate-related risks and receives an environmental, social and governance (“ESG”) report that includes a summary of climate-related matters on at least an annual basis.

■
We operate a fleet of over 1,900 vehicles to serve customers and maintain our network. We replace a significant number of vehicles each year, taking advantage of improvements that newer, more environmentally friendly vehicles provide in overall efficiency and fuel economy. In addition, with more customers completing self-installation of set-top boxes and modems, we have decreased the number of in-person service calls and thus vehicles on the road and miles driven.

■
We continued to assist our customers in reducing their electricity use through the replacement of set top boxes with an internet protocol-based (“IPTV”) video service that allows customers with our Sparklight TV® app to stream our video channels from the cloud.

■	In 2024, we reduced solid waste by more than four tons by recycling or reselling more than 5,200 devices.

■
For the past ten years, we have partnered with the Arbor Day Foundation to plant trees on behalf of customers who have switched to paperless billing. We are pleased to continue this partnership, and can proudly say as of year-end 2024, our efforts have resulted in the planting of 140,000 trees in our markets and national forests.

Social Matters

■
We believe customer satisfaction is tightly linked to associate satisfaction. We measure our associate satisfaction annually along with conducting multiple periodic associate surveys. Management reviews our associate satisfaction surveys to monitor associate morale and receive feedback on a variety of issues including training gaps and process choke points.

■	We seek to maintain alignment, foster accountability and encourage long-term focus by attracting, developing, motivating and retaining our associates. Our average associate tenure is nearly 11 years.

■
We value promoting associates from within. For example, Julia M. Laulis, our Chair of the Board, President and Chief Executive Officer ("CEO") has been with us for over 25 years and began her career with the Company as a Director of Marketing.

■	We encourage safety in the workplace by maintaining mandatory compliance and safety training for associates, who completed more than 30,000 total instructional hours in 2024.

■
We are committed to fostering an environment in which all associates and customers are valued, respected and included. We provide training and events designed to inform and educate our associates as well as provide a forum for them to share their unique experiences, perspectives and viewpoints.

■
Our inclusion and diversity advisory board, which consists of individuals from frontline associates to management across our footprint, is charged with the design and delivery of resources, training and events that foster an environment in which all associates and customers are valued, respected and included. Our senior management provides a human capital report to our Board and Compensation and Talent Management ("C&TM") Committee each year.

4 | Cable One, Inc. ▪ 2025 Proxy Statement

■	One of our fundamental values is to provide neighborly service and support our communities; during 2024 we:

o
Supported the Emma Bowen Foundation, an organization that gives talented students of color internship opportunities at media companies, the Arizona Special Olympics, and Adaptive Spirit, a not-for-profit which supports the U.S. Paralympics Ski and Snowboard team.

o
Maintained the Cable One Charitable Giving Fund, which provides $250,000 annually to local nonprofit organizations in our markets, concentrating support in the areas of education and digital literacy, hunger relief, and community development.

o
Awarded $150,000 over the past five years through our annual “Dream Bigger” social media campaign to fund science, technology, engineering and mathematics (STEM) initiatives in schools and community organizations across our footprint.

	o	Offered referral incentives to our associates and partnered with veteran organizations in our communities to increase veteran hiring. We proudly employ more than 200 veterans.

Governance Matters

■	A majority of the current Board consists of female directors, including one who is African American.

■	Women hold key leadership positions on the Board, including serving as:

o	The Chair of the Board, President and CEO;

o	The Lead Independent Director;

o	The Chair of the Audit Committee;

o	The Chair of the C&TM Committee; and

o	The Chair of the Nominating and Governance Committee.

■	Three of the last four open positions on the Board have been filled by a female director, including one who is African American.

■
During the past several years, we have solicited feedback on corporate governance matters through stockholder outreach. In response to stockholder feedback, we have (i) adopted a proxy access by-law; (ii) amended our Amended and Restated Certificate of Incorporation (the “Charter”) and By-laws to reduce the voting requirement necessary for stockholders to adopt, amend, alter or repeal any provision of our By-laws from a super-majority to a majority voting standard; and (iii) declassified our Board to ensure all of our directors are elected on an annual basis.

Cable One, Inc. ▪ 2025 Proxy Statement | 5

Board Independence

■	Nearly the entire Board consists of independent directors.

■
All members of the Audit, C&TM, and Nominating and Governance Committees are independent under New York Stock Exchange (“NYSE”) listing standards and applicable Securities and Exchange Commission (“SEC”) rules.

Board Diversity

■	Over 50% of the Board consists of female directors, including one who is African American.

Board Tenure and Refreshment

■	All of our nominees for director have served on the Board for less than ten years.

■	We have added three new directors to the Board over the past five years.

■	All of our directors are elected on annual basis.

Policies Regarding Company Equity

■	We maintain robust executive and non-employee director stock ownership guidelines.

■	We do not have a practice of granting equity awards in anticipation of the release of material nonpublic information.

■	We maintain robust clawback policies which provide for the forfeiture of outstanding incentive compensation and the recoupment of previously paid incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct.

■
We maintain an insider trading policy that governs the purchase, sale, and/or other dispositions of our securities by all executives, directors and other members of our restricted trading population and prohibits entering into speculative transactions such as hedging and pledging.

Stockholder Rights

■	Under the terms of our By-laws, we have a majority voting requirement in uncontested director elections.

■	We have not adopted a stockholder rights plan.

■	Customary proxy access provisions are included in our By-laws.
6 | Cable One, Inc. ▪ 2025 Proxy Statement

Executive Compensation Program Overview

We believe our performance-based compensation philosophy for executive officers provides incentives to achieve both short- and long-term business objectives; aligns the interests of our executive officers and long-term stockholders; and enables us to hire and retain talented individuals in a competitive marketplace.

Key Objectives of Our Executive Compensation Program

■	Provide competitive total direct compensation to our executives in order to attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short-term and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of our stock and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

■	Ensure that total compensation opportunities are competitive.

Executive Compensation Best Practices

■	Our executive compensation is aligned with a pay-for-performance philosophy where a substantial portion of NEO compensation is at-risk and tied to objective performance goals.

■
Both annual bonuses and the majority of annual equity incentive awards for executives are based on financial and/or operating performance against pre-defined objective goals with no discretion to increase payouts in excess of the payout determined by the level of goal that was achieved.

■	The C&TM Committee engages an independent compensation consultant.

■	We maintain robust executive and non-employee director stock ownership guidelines.

■	We maintain robust clawback policies which provide for the forfeiture of outstanding incentive compensation and the recoupment of previously paid incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct.

■	We prohibit hedging and pledging of our securities by all executives, directors and other members of our restricted trading population.

■	The C&TM Committee conducts an annual risk assessment of our compensation program.

■	We do not provide any “single trigger” payments or benefits upon a change of control of the Company.

Cable One, Inc. ▪ 2025 Proxy Statement | 7

■	We do not provide gross-up payments on excise taxes under Section 280G or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) upon a change of control of the Company.

■	We provide only limited perquisites to our NEOs.

■	Our 2022 Omnibus Incentive Compensation Plan (the “2022 Omnibus Plan”) does not allow repricing of options or stock appreciation rights (“SARs”) without stockholder approval or contain an “evergreen” or automatic share replenishment provision.

Proposal 1: Election of Directors (page 15)

The following tables present certain information, as of March 31, 2025, concerning each nominee for election as a director at the Annual Meeting.

Director Nominees
Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships	Other Public Company Boards
P. Robert Bartolo	53	2023	Chair of the Board of Crown Castle Inc.	✔	Audit; Nominating and Governance	1
Brad D. Brian	73	2015	Chair of the law firm Munger, Tolles & Olson LLP	✔	C&TM; Nominating and Governance	0
Deborah J. Kissire	67	2015	Retired Ernst & Young LLP partner	✔	Audit	3
Julia M. Laulis	62	2017	Chair of the Board, President and CEO of Cable One		Executive	1
Mary E. Meduski	66	2019	President and Chief Financial Officer of TierPoint, LLC and Cequel III, LLC	✔	Executive; Nominating and Governance	0
Sherrese M. Smith	53	2020	Global Managing Partner of the law firm Paul Hastings LLP	✔	Audit; Nominating and Governance	1
Wallace R. Weitz	75	2015	Founder of Weitz Investment Management, Inc.	✔	Audit; C&TM; Executive	1(a)
Katharine B. Weymouth	58	2015	Venture Partner, Blu Ventures Investors and Senior Advisor, Togetherly Parents	✔	C&TM; Nominating and Governance	3(b)
—–—–—

(a)	In addition to service on the public company board referenced above, Mr. Weitz serves as a trustee of the Weitz Funds.

(b)	In addition to service on the public company boards referenced above, Ms. Weymouth serves on the board of Sequoia Fund, Inc., a mutual fund company.
8 | Cable One, Inc. ▪ 2025 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm (page 29)

The following table provides summary information regarding the aggregate fees billed to the Company for professional services rendered by PwC for 2024 and 2023.

	2024 ($)	2023 ($)
Audit Fees	3,341,845	2,831,739
Audit-Related Fees	—	16,000
Tax Fees	45,000	80,000
All Other Fees	2,000	2,000
Total	3,388,845	2,929,739

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation for 2024 (page 69)

We are asking our stockholders to approve, on a non-binding basis, the 2024 compensation paid to our NEOs as reported in this Proxy Statement. Although the say-on-pay vote is advisory and non-binding, the Board and the C&TM Committee value the input of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2024 Annual Meeting of Stockholders, approximately 97% of the votes cast were in favor of our say-on-pay proposal.
Cable One, Inc. ▪ 2025 Proxy Statement | 9

______________________________________________________________________________

PROXY STATEMENT
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS
MAY 15, 2025
 ______________________________________________________________________________

This Proxy Statement contains information relating to the Annual Meeting of Cable One, Inc. or any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Board is making this proxy solicitation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders
To Be Held on May 15, 2025

The Proxy Statement, Notice of Annual Meeting, Annual Report for the fiscal year ended December 31, 2024 and any other proxy soliciting materials we may use are available at:
https://ir.cableone.net/financial-information/annual-reports

Frequently Asked Questions and Answers

Q:	Why am I being provided these materials?
A:
This Proxy Statement and the enclosed proxy card and annual report for our fiscal year ended December 31, 2024 are first being sent to stockholders on or about April 8, 2025. We have delivered these proxy materials to you in connection with the solicitation by our Board of proxies to be voted at the Annual Meeting to be held on May 15, 2025, or at any postponements or adjournments of the Annual Meeting. You are invited to attend the Annual Meeting via live audio webcast and vote your shares electronically or to vote your shares in advance by proxy via the internet, by telephone or by mail.

Q:	Who is entitled to vote?
A:
Stockholders as of the close of business on March 31, 2025 (the “Record Date”) may vote at the Annual Meeting or any postponement or adjournment thereof. As of that date, there were 5,627,527 shares of our common stock outstanding. Holders of our common stock have one vote for each share held as of the Record Date, including shares (i) held directly in your name as “stockholder of record” (also referred to as “registered stockholder”); and (ii) held for you in an account with a broker, bank or other nominee (you are considered a "beneficial owner" of shares held in “street name”). Beneficial owners of shares held in street name generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares.

Q:	Can I change my vote?
A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

■	Entering a new vote over the internet or by telephone by 11:59 p.m., Eastern Time, on the day before the Annual Meeting;

■	Returning a properly signed proxy card with a later date that is received at or prior to the Annual Meeting; or

■	Voting your shares at the Annual Meeting if you have followed the process for participating in and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you hold your shares in street name, please refer to information from your bank, broker or other nominee on how to revoke or submit new voting instructions.
10 | Cable One, Inc. ▪ 2025 Proxy Statement

Q:	What is a broker non-vote?
A:
If you hold your shares in street name and do not provide voting instructions to your broker, NYSE rules grant your broker discretionary authority to vote your shares on “routine matters” at the Annual Meeting, including for the ratification of PwC as our independent registered public accounting firm for 2025 (Proposal 2). However, the proposals regarding the election of directors (Proposal 1) and say-on-pay (Proposal 3) are not considered “routine matters.” Furthermore, some brokers elect not to exercise the discretionary authority granted to them pursuant to NYSE rules when they have not received instructions from their street name holders. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares:

■	will be voted on Proposal 2 if your broker chooses to exercise its discretionary authority to vote your shares and will not be voted on Proposals 1 and 3 (resulting in a “broker non-vote” with respect to each of those proposals); or

■	will not be voted on Proposal 2 if your broker chooses to not exercise its discretionary authority to vote your shares (resulting in your shares not being represented at the Annual Meeting).

Although “broker non-votes” will be counted as present for purposes of determining a quorum, we urge you to promptly provide voting instructions to your broker or other nominee so that your shares are voted on all proposals.

Q:	What vote is required to approve a proposal?
A:	If a quorum is present at the Annual Meeting, the following chart describes the voting requirements for approval and the effect of abstentions and “broker non-votes” on each proposal. Stockholders may cast a “for,” “against” or “abstain” vote with regard to any director nominee or proposals (2) and (3).

Proposal	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1. Election of Directors	Receipt of a majority of the votes cast at the Annual Meeting, meaning that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that nominee	No effect	No effect
2. Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting	No effect	No effect (brokers have discretion to vote on this proposal)
3. Advisory Vote to Approve Named Executive Officer Compensation for 2024	Affirmative vote of a majority of the votes cast by the stockholders entitled to vote thereon who are present or represented by proxy at the Annual Meeting	No effect	No effect
Cable One, Inc. ▪ 2025 Proxy Statement | 11

Q:	What happens if a director nominee who is duly nominated does not receive a majority of the votes cast?
A:	In accordance with our By-laws, any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after we certify the voting results. In that case, the remaining members of the Board will consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, we must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

Q:	Who will count the vote?
A:	Votes cast will be tabulated by the inspector of elections appointed for the meeting, who will determine whether a quorum is present. The inspector of elections need not be a stockholder, and no director or nominee for the election as a director may be appointed the inspector of elections.

Q:	Could other matters be voted on at the Annual Meeting?
A:	As of the date of this Proxy Statement, we do not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

Q:	Where can I find the voting results of the Annual Meeting?
A:	We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Q:	How do I vote my shares without attending the Annual Meeting?
A:	If you are a stockholder of record, you may vote by authorizing a proxy to vote on your behalf at the Annual Meeting. Specifically, you may authorize a proxy:

■
By internet—If you have internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-Digit Control Number included on your proxy card in order to vote by internet.

■
By Telephone—If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-Digit Control Number included on your proxy card in order to vote by telephone.

■
By Mail—You may vote by mail by signing and dating your proxy card where indicated and by mailing or otherwise returning the card in the postage-paid envelope provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

If you hold your shares in street name, your broker will provide you with instructions of how to vote your shares without attending the Annual Meeting.

Cable One, Inc. ▪ 2025 Proxy Statement | 12

Q:	How do I attend and vote my shares at the virtual Annual Meeting live audio webcast?
A:
This year’s Annual Meeting will be a completely “virtual” meeting of stockholders. You may attend the Annual Meeting via the internet. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CABO2025. If you virtually attend the Annual Meeting, you can vote your shares electronically, and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/CABO2025. A summary of the information you need to attend the Annual Meeting and vote via the internet is provided below:

■	instructions on how to attend and participate via the internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/CABO2025;

■	assistance with questions regarding how to attend and participate via the internet will be provided at www.virtualshareholdermeeting.com/CABO2025 on the day of the Annual Meeting;

■	stockholders may vote and submit questions while attending the Annual Meeting via the internet; and

■	you will need the 16-Digit Control Number that is included in your proxy card or the instructions that accompanied your proxy materials in order to enter the Annual Meeting and to vote during the Annual Meeting.

Q:
Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on May 14, 2025, for the voting of shares held by stockholders of record as of the Record Date. Proxy cards with respect to shares held of record must be received no later than May 14, 2025. How does this impact the voting of shares held in street name?

A:	If you hold your shares in street name, you may submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the internet, by telephone or by mail. Please refer to information from your bank, broker or other nominee on how to submit voting instructions.

Q:	Will I be able to participate in the virtual Annual Meeting on the same basis I would be able to participate in a live in-person annual meeting?
A:
The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost to them.

We designed the format of the online Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We plan to take the following steps to provide for such an experience:

■	providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and

■	answering as many questions submitted in accordance with the meeting rules of conduct as appropriate in the time allotted for the meeting.

Q:	What is the quorum requirement of the Annual Meeting?
A:
A majority of the votes entitled to be cast by the outstanding shares of common stock entitled to vote generally on the business properly brought before the Annual Meeting must be present during the virtual Annual Meeting or represented by proxy to constitute a quorum for the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present. As of the Record Date, there were 5,627,527 shares of our common stock outstanding and entitled to vote.

Cable One, Inc. ▪ 2025 Proxy Statement | 13

Q:	Who is soliciting proxies?
A:
Solicitation of proxies is being made by our management on behalf of the Board through the mail, in person, over the internet or by telephone, without any additional compensation being paid to such members of management. We have also engaged Innisfree M&A Incorporated (“Innisfree”), an independent proxy solicitation firm, to assist us in the solicitation of proxies. We have agreed to pay Innisfree a fee of $20,000, plus reimbursement of customary costs and expenses, for these services. We have agreed to indemnify Innisfree against certain liabilities arising out of or in connection with these services. In addition, we have requested brokers and other custodians, nominees and fiduciaries to forward proxy materials and seek authority from beneficial stockholders to execute proxies, and we will pay their fees and reimburse them for their expenses in so doing. The cost of the solicitation will be borne by us.

Q:	What other information about the Company is available?
A:	The following information is available:

■
We maintain on our investor relations website, ir.cableone.net, copies of our Annual Report on Form 10-K; Annual Report to Stockholders; Corporate Governance Guidelines; Code of Business Conduct and Ethics; charters of the Audit, C&TM, Executive, and Nominating and Governance Committees; Policy Statement Regarding Director Nominations and Stockholder Communications (the “Nominating and Governance Policy Statement”); and other information about the Company.

■	In addition, printed copies of these documents will be furnished without charge (except exhibits) to any stockholder upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona 85012.

■
Amendments to, or waivers granted to our directors and executive officers under, the Code of Business Conduct and Ethics, if any, will be posted on our website at ir.cableone.net within four business days following the date of any such amendment or waiver.

Q:	Can I receive materials relating to the Annual Meeting electronically?
A:
To assist us in reducing costs related to the Annual Meeting, stockholders who vote over the internet may consent to electronic delivery of mailings related to future annual stockholder meetings. We also make our proxy statements and annual reports available online and may eliminate mailing hard copies of these documents to those stockholders who consent in advance to electronic distribution. If you are voting over the internet, you may consent online at www.proxyvote.com when you vote. If you hold shares in street name, please also refer to information provided by the broker, bank or other nominee for instructions on how to consent to electronic distribution.

Cable One, Inc. ▪ 2025 Proxy Statement | 14

PROPOSAL 1: ELECTION OF DIRECTORS

The nominees for election as director, to serve until the 2026 Annual Meeting of Stockholders and until their successor is elected and qualified, are: P. Robert Bartolo, Brad D. Brian, Deborah J. Kissire, Julia M. Laulis, Mary E. Meduski, Sherrese M. Smith, Wallace R. Weitz, and Katharine B. Weymouth. All nominees are currently directors of the Company.

The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In choosing directors and nominees, we seek individuals of the highest personal and professional ethics, integrity, business acumen and commitment to representing the long-term interests of our stockholders and other stakeholders.

In respect to its composition, the Board considers the diversity, skills and experience of prospective nominees in the context of the needs of the Board and seeks directors who are “independent” under applicable law and listing standards. Although our Corporate Governance Guidelines and the Nominating and Governance Policy Statement do not prescribe specific standards regarding Board diversity, the Board considers, as a matter of practice, the diversity of prospective nominees (including incumbent directors), both culturally and in terms of the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences. While diversity and the variety of viewpoints, backgrounds and experiences represented on the Board are always considered, the Board believes that a prospective nominee should not be chosen nor excluded solely or principally because of factors such as race, creed, color, religion, national origin, sex/gender, affectional or sexual orientation, gender identity, age or disability.

The Board is committed to evaluating diverse candidates for every vacancy, and consistent with its past practice, it will include women and/or persons of color in each candidate pool from which non-incumbent director nominees are selected. Over the last five years, the Board has elected three new female directors, including one who is African American.

Directors are elected by the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept their nomination or election. In the event that any nominee for election withdraws or for any reason is not able to serve as a director, the individuals acting as your proxies may vote for such other person as the Board may nominate.

In addition to the information presented below regarding each nominee’s specific qualifications, skills, attributes and experience that led the Board to conclude that the nominee should serve as a director, the Board believes each nominee has an established record of demonstrated accomplishments in areas relevant to our strategy and operations. Each nominee also shares characteristics identified in our Corporate Governance Guidelines and the Nominating and Governance Policy Statement as essential to a well-functioning deliberative body, including: honesty, integrity, judgment, acumen, ethics, financial literacy, independence, competence, diligence and commitment to the interests of our stockholders to build long-term stockholder value.

All of the director nominees have held senior positions as leaders of complex organizations and gained expertise in core skill areas, such as industry experience, operations and customer service, technology and innovation, leadership and strategy, corporate governance, talent management and development, brand management, financial literacy or expertise, risk management, and legal or regulatory. They have significant experience in enterprise compliance oversight through their positions as senior executives and as directors of public companies and other institutions. These skills and experience are pertinent to our current and evolving business strategies, as well as to the Board’s oversight role, and enable the directors to provide diverse perspectives with respect to the complex issues we face.

As described in our Corporate Governance Guidelines, it is the policy of the Board that no director be nominated to a new term if they would be age 75 or older at the time of the election, unless the Board, upon recommendation of the Nominating and Governance Committee, determines that it is in the best interests of the Company and its stockholders for the director to continue to serve on the Board for an additional term. When conducting its annual assessment of incumbent directors in advance of its recommendation of a slate of nominees for appointment to the Board, the Nominating and Governance Committee determined that although he will be age 75 or older at the time of his election, it would be in the best interests of the Company and its stockholders for Mr. Weitz to continue to serve on the Board for another term. In reaching this determination, the Nominating and Governance
Cable One, Inc. ▪ 2025 Proxy Statement | 15

Committee took into consideration Mr. Weitz’s substantial experience, including his finance experience and perspective as an investor in public companies, knowledge and high level of commitment to the Company, among other factors. As a result, the Nominating and Governance Committee recommended to the Board that it waive the age limitation policy to permit Mr. Weitz to stand for re-election at the Annual Meeting. The Board concurred with the Nominating and Governance Committee’s recommendation, and approved Mr. Weitz’s re-nomination. Mr. Weitz recused himself from all Board discussions of the waiver and abstained from the vote with respect to himself.

The following matrix and biographies highlight significant qualifications, skills, attributes and experience of each of our directors who is a nominee for election as a director at the Annual Meeting. The matrix is a summary only; therefore, it does not include all of the qualifications, skills, attributes and experience that each director offers, and the fact that a particular qualification, skill, attribute or experience is not listed does not mean that a director does not possess it.

Director Nominee Skills and Demographic Matrix

Skill	P.R. Bartolo	B. Brian	D. Kissire	J. Laulis	M. Meduski	S. Smith	W. Weitz	K. Weymouth
Industry Experience	✔			✔	✔	✔		✔
Operations/Customer Service				✔	✔	✔		✔
Technology and Innovation	✔			✔	✔	✔		✔
Leadership and Strategy	✔	✔	✔	✔	✔	✔	✔	✔
Corporate Governance	✔	✔	✔	✔	✔	✔	✔	✔
Talent Management and Development	✔	✔	✔	✔	✔	✔	✔	✔
Brand Management		✔	✔	✔	✔	✔	✔	✔
Financial Literacy or Expertise	✔	✔	✔	✔	✔	✔	✔	✔
Risk Management	✔	✔	✔	✔	✔	✔	✔	✔
Legal or Regulatory		✔				✔		✔
Gender	Male	Male	Female	Female	Female	Female	Male	Female
Race/Ethnicity
African American						✔
Asian/ Pacific Islander
White/Caucasian	✔	✔	✔	✔	✔		✔	✔
Hispanic/Latino
Native American

Cable One, Inc. ▪ 2025 Proxy Statement | 16

Nominees for Election as Director

P. Robert Bartolo, Age 53, Director since 2023

Committee Memberships

■	Audit
■	Nominating and Governance
Independent Director

Mr. Bartolo is chair of the board of directors of Crown Castle Inc. (“Crown Castle”) and has served in that role since May 2022. He has been a director of Crown Castle since February 2014. Mr. Bartolo served as Vice President of T. Rowe Price Group, Inc., as well as a portfolio manager in the company’s U.S. Equity Division from March 2005 to January 2014. From October 2007 to January 2014, Mr. Bartolo served as Executive Vice President of the U.S. Growth Stock Fund and chairman of that fund’s Investment Advisory Committee. Mr. Bartolo also analyzed and recommended companies in the telecommunications, cable and related industries for T. Rowe Price from August 2002 to March 2007 and co-managed the Media and Telecom Fund from March 2005 to March 2007. Mr. Bartolo graduated from the University of Southern California with a bachelor’s degree in accounting and later earned an MBA from The Wharton School, University of Pennsylvania. Mr. Bartolo has earned the Chartered Financial Analyst® designation.
 Mr. Bartolo brings to the Board his perspective as an investor, his experience in the telecommunications industry and risk management, as well as significant experience in governance and strategy.

Brad D. Brian, Age 73, Director since 2015

Committee Memberships

■	Compensation and Talent Management
■	Nominating and Governance
Independent Director

Mr. Brian is a national trial lawyer and Chair of the law firm Munger, Tolles & Olson LLP, having practiced there for more than 40 years. A complex civil and criminal litigator, Mr. Brian is a Fellow in the American College of Trial Lawyers and the International Academy of Trial Lawyers. Mr. Brian has represented numerous Fortune 500 corporations in lawsuits and government investigations. This work has included trials, regulatory investigations and internal corporate investigations. He also has defended companies against more than 40 lawsuits filed under the qui tam provisions of the False Claims Act. Mr. Brian is the co-editor of Internal Corporate Investigations (ABA 4th Ed. 2017). Mr. Brian was named a “Litigator of the Year” by The American Lawyer in 2016 and one of the lawyers of the 2011-2020 decade in California by the Los Angeles Daily Journal. He serves on several non-profit boards. Mr. Brian graduated magna cum laude from Harvard Law School and with great distinction from the University of California at Berkeley.
 Mr. Brian brings to the Board his experience as a high-stakes litigator and enterprise risk advisor for numerous Fortune 500 corporations and his extensive understanding of complex legal matters.

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Deborah J. Kissire, Age 67, Director since 2015

Committee Memberships

■	Audit
Independent Director

Ms. Kissire retired as a partner of Ernst & Young LLP (“EY”), an independent registered public accounting firm, in July 2015 after a 36-year career. Ms. Kissire held multiple senior leadership positions during her career at EY, serving most recently as EY’s Vice Chair and East Central Region Managing Partner as well as a member of the Americas Executive Board. Other positions held include the U.S. Vice Chair of Sales and Business Development and National Director of Retail and Consumer Products Tax Services. Throughout her career at EY, Ms. Kissire’s leadership skills and vision were leveraged for strategic firm initiatives and programs such as their Partner Advisory Council, Strategy Task Force, Gender Equity Task Force, Vision 2000 Sales Task Force, and Global Vision 2020. Ms. Kissire serves on the boards of Axalta Coating Systems Ltd., a manufacturer of liquid and powder coatings, Celanese Corporation, a global chemical and specialty materials company that engineers and manufactures a wide variety of products, and Omnicom Group Inc., a global marketing and corporate communications holding company, and she has served on the boards of Goodwill Industries of Greater Washington and Junior Achievement USA. Ms. Kissire earned her BBA in Accounting, from Texas State University.
 Ms. Kissire brings to the Board her significant experience in public company financial reporting, accounting and internal control matters, risk management of financial, accounting and tax matters, including related digital security matters, as well as significant experience in governance, strategy, and talent management and development.

Julia M. Laulis, Age 62, Director since 2017

Committee Memberships

■	Executive
Chair of the Board, President and CEO

Ms. Laulis has been Chair of the Board since January 2018, CEO and a member of the Board since January 2017 and President of Cable One since January 2015.
Ms. Laulis joined Cable One in 1999 as Director of Marketing – NW Division. In 2001, she was named Vice President of Operations for the SW Division. In 2004, she became responsible for starting up Cable One’s Phoenix Customer Care Center. Ms. Laulis was named Chief Operations Officer in 2008, responsible for the Company’s three operation divisions and two call centers. In 2012, Ms. Laulis was named Chief Operating Officer, adding sales, marketing and technology to her responsibilities. In January 2015, she was promoted to President and Chief Operating Officer.
 Prior to joining Cable One, Ms. Laulis was with Jones Communications in the Washington, D.C. area and Denver, Colorado, where she served in various marketing management positions. Ms. Laulis began her more than 40-year career in the cable industry with Hauser Communications. Ms. Laulis graduated from Indiana University in Bloomington with a bachelor’s degree in Telecommunications.
Ms. Laulis serves on the boards of The AES Corporation, a global energy company, CableLabs and C-SPAN.
In addition to her role as President and CEO, Ms. Laulis brings to the Board significant operational and leadership experience as well as intimate knowledge and perspective about the strategic and operational opportunities and challenges, economic and industry trends, and our competitive and financial positioning, based on her various executive roles at Cable One and her experience in the industry.

Cable One, Inc. ▪ 2025 Proxy Statement | 18

Mary E. Meduski, Age 66, Director since 2019

Committee Memberships

■	Executive
■	Nominating and Governance
Independent Director

Ms. Meduski has served as President and Chief Financial Officer (“CFO”) and a director of TierPoint, LLC, a leading national provider of information technology (“IT”) and data center services, since December 2015. She also serves as President and CFO of Cequel III, LLC, TierPoint’s management company. With a vast network of data centers, cloud platforms, and IT experts, TierPoint delivers customized solutions that help its enterprise clients improve business performance and manage risk. Prior to joining TierPoint, Ms. Meduski served as Executive Vice President and CFO of Suddenlink Communications, a cable telecommunications company, from 2006 until 2015. Before joining Suddenlink Communications, Ms. Meduski served as Executive Vice President and CFO of AAT Communications Corp., the largest privately owned wireless tower company in the United States at the time. Prior to joining AAT Communications, she was a managing director in the Media and Communications Investment Banking Groups of TD Securities and BankBoston Securities. Ms. Meduski holds a bachelor’s degree from Cornell University. She is a member of the Cornell University Board of Trustees, where she serves as Chair of the Finance Committee, Chair of the National Annual Fund Campaign, and member of the Executive Committee, Audit, Risk and Compliance Committee, and the Development Committee. Additionally, she serves on the College of Arts and Sciences Dean’s Advisory Council and the Advisory Council of the Brooks School of Public Policy. Additionally, she earned an MBA from Boston University, where she graduated first in her class.
Ms. Meduski brings to the Board her significant leadership, financial, strategic and operating experience in the communications, media and technology industries.

Sherrese M. Smith, Age 53, Director since 2020

Committee Memberships

■	Audit
■	Nominating and Governance
Independent Director

Ms. Smith has served as a corporate partner at the law firm Paul Hastings LLP since August 2013 and currently serves as Global Managing Partner of the firm. She is a member of the firm’s media, technology and telecommunications practice and serves as Vice-Chair of the firm’s data privacy and cybersecurity practice. Ms. Smith regularly counsels companies on complex transactional and regulatory issues, including data privacy and cybersecurity and breach response issues across various jurisdictions (including the U.S., EU, and Asia). Prior to joining Paul Hastings, Ms. Smith served as Chief Counsel to Chairman Julius Genachowski at the Federal Communications Commission (the “FCC”) from July 2009 to June 2013. She was Vice President and General Counsel of Washington Post Digital from July 2002 to July 2009. Ms. Smith serves on the boards of Gen Digital Inc., a leading provider of consumer cyber safety solutions and the Philip Merrill College of Journalism at the University of Maryland. She is Vice Chair of the Northwestern Law Board. Ms. Smith graduated from Northwestern University Pritzker School of Law and the University of South Carolina.
 Ms. Smith brings to the Board her experience in counseling companies on complex transactional and regulatory issues involving media, communications and technology companies, including regarding data privacy and cybersecurity, as well as her insights from having previously served at the FCC.

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Wallace R. Weitz, Age 75, Director since 2015

Committee Memberships

■	Audit
■	Compensation and Talent Management
■	Executive
Independent Director

Mr. Weitz founded the investment management firm Weitz Investment Management, Inc. in 1983 and has since served in various roles at Weitz Investment Management, including Chief Investment Officer, President and Portfolio Manager. Mr. Weitz co-manages the Partners III Opportunity Fund and the Weitz Multi-Cap Equity Fund, each of which is managed by Weitz Investment Management. Mr. Weitz has served as a Trustee of the Weitz Funds since 1986. Mr. Weitz began his career in New York as a securities analyst before joining Chiles, Heider & Co. in Omaha, Nebraska in 1973. There, he spent 10 years as an analyst and portfolio manager. Mr. Weitz serves on various non-profit boards. Additionally, he serves as a director of Berkshire Hathaway Inc. He graduated from Carleton College with a bachelor’s degree in economics.
 Mr. Weitz brings to the Board his substantial leadership and financial experience as the founder of Weitz Investment Management as well as his extensive experience as an investor in public companies.

Katharine B. Weymouth, Age 58, Director since 2015

Committee Memberships

■	Compensation and Talent Management
■	Nominating and Governance
Independent Director

Ms. Weymouth is a venture partner at Blu Ventures Investors and a Senior Advisor at Togetherly Parents (formerly FamilyCare), a start-up in the mental health space, and formerly served as its COO from 2021 to 2025. From 2017 to 2021 she served as COO and CEO of The Chef Market (formerly dineXpert), a group buying organization working with independent restaurants. Ms. Weymouth was Publisher and CEO of The Washington Post from 2008 through the end of 2014. Prior to becoming Publisher and CEO, Ms. Weymouth performed a number of different roles on the business side of The Washington Post including as Vice President of the Advertising department. She began her career as an attorney, practicing for eight years, including clerking for a year on the Ninth Circuit and spending several years as a litigator at the boutique law firm Williams & Connolly.
 Ms. Weymouth also serves on the board of Republic Services, Inc., an environmental service company, Xometry, Inc., an on-demand industrial parts marketplace, Graham Holdings Company, our parent company prior to our July 2015 spin-off, and Sequoia Fund, Inc., a mutual fund company. Ms. Weymouth is trustee for the Philip L. Graham Fund, a director of Grace Reproductive Health Services and DC Volunteer Lawyers Project. Ms. Weymouth earned her JD from Stanford Law School and graduated magna cum laude with a BA from Harvard.
 Ms. Weymouth brings to the Board (i) leadership, management, and CEO experience gained through numerous leadership positions at The Washington Post, including Publisher and CEO, and as the former COO of Togetherly Parents and former COO and CEO of The Chef Market (formerly dineXpert); (ii) strategy and marketing experience from her eight years in the advertising department at The Washington Post, where as Vice President of Advertising she led the transformation of The Washington Post from a print newspaper business to a digital content business; and (iii) historical knowledge of our business, strategy and corporate culture from her time as a director of Graham Holdings Company.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.
Cable One, Inc. ▪ 2025 Proxy Statement | 20

2024 Annual Meeting Voting Results for Election of Directors

On May 16, 2024, we held our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”). At the 2024 Annual Meeting, Katharine Weymouth, one of our nominees for election as a director at the Annual Meeting, received approximately 85% of the votes cast in favor of her election and approximately 15% of the votes cast against her election. We believe the votes cast against Ms. Weymouth were driven primarily by the “overboarding” policies of certain institutional investors that set limits on the number of public company boards of directors on which a nominee for director may serve. These “overboarding” policies are general policies that various institutional investors and corporate governance firms apply to all public companies, often without regard to individual circumstances.

In addition to serving as a member of the Board, during 2024 Ms. Weymouth served, and currently continues to serve, on the boards of Republic Services, Inc., Xometry, Inc., Graham Holdings Company (our parent company prior to our July 2015 spin-off), and the Sequoia Fund, Inc., a mutual fund company.

Prior to the Board’s review and determination of the director nominees for the Annual Meeting, we conducted stockholder outreach during the first quarter of 2025. As part of our outreach efforts, we contacted stockholders estimated to hold over 75% of our outstanding shares of common stock to solicit feedback regarding our governance matters, including any “overboarding” concerns.

The Board’s decision to renominate Ms. Weymouth for election at the Annual Meeting was based on a number of factors, including, but not limited to:

■	The Board’s understanding that the votes against Ms. Weymouth were driven primarily by voting policies under which Ms. Weymouth is considered to be “overboarded”;

■
The Board does not believe Ms. Weymouth’s service on other public company boards has adversely affected her service to the Company in her capacity as a director, noting her contributions in her key leadership role as the Chair of the C&TM Committee and her consistent and high level of commitment towards the Company, generally, as exemplified by her regular engagement with management on strategic matters that come before the Board and committees on which she serves and her near perfect attendance record for all such meetings; and

■	The feedback received from stockholders as a result of our outreach efforts.

■	Importantly, Ms. Weymouth is a key contributor to the effectiveness of our Board, as illustrated by her:

o	Deep understanding of, and long-standing connections to, our business, strategy and corporate culture, both as a member of the Board and as a member of the board of directors of Graham Holdings Company (our parent company prior to our July 2015 spin-off), where she has served as a director since January 2010;

o	Leadership, management, and CEO experience gained through numerous leadership positions at The Washington Post, including Publisher and CEO, and as the former COO and former CEO of The Chef Market (formerly dineXpert); and

o	Strategy and marketing experience from her eight years in the advertising department at The Washington Post, where as Vice President of Advertising she led the transformation of The Washington Post from a print newspaper business to a digital content business.
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CORPORATE GOVERNANCE

Board Committees and Meeting Attendance

The standing committees of the Board consist of the Audit Committee, the C&TM Committee, the Executive Committee, and the Nominating and Governance Committee. As discussed in more detail below, each of the Audit, C&TM and Nominating and Governance Committees is comprised entirely of independent directors, consistent with the definition of “independent” under NYSE listing standards and SEC rules applicable to boards of directors generally, and board committees in particular.

Each committee of the Board operates under a written charter, a copy of which is maintained on our website, ir.cableone.net/govdocs, and has the authority to hire at the Company’s expense, any independent legal, accounting, compensation, financial or other advisors as it deems necessary or appropriate.

The following table summarizes the membership of our current nine person Board and each of its current committees, as well as the number of times the Board and each committee met during 2024.

Director	Board	Audit Committee	C&TM Committee	Executive Committee	Nominating and Governance Committee
P. Robert Bartolo*	✔	✔			✔
Brad D. Brian*	✔		✔		✔
Deborah J. Kissire*	✔	Chair
Julia M. Laulis	Chair			✔
Mary E. Meduski*	Lead Independent Director			✔	Chair
Thomas O. Might*	✔
Sherrese M. Smith*	✔	✔			✔
Wallace R. Weitz*	✔	✔	✔	Chair
Katharine B. Weymouth*	✔		Chair		✔
Number of Meetings	6	11	5	0	5
—–—–—
* Independent Director

Each director attended at least 75% of the total number of meetings of the Board and the committees of the Board on which the director served during their term of service in 2024.

Cable One, Inc. ▪ 2025 Proxy Statement | 22

Audit Committee

The functions of the Audit Committee include, among other duties, overseeing:

■	management’s conduct of our financial reporting process (including the development and maintenance of systems of internal accounting and financial controls);

■	the integrity of our financial statements;

■	our compliance with legal and regulatory requirements;

■	the qualifications and independence of our independent registered public accounting firm;

■	the performance of our internal audit function and independent registered public accounting firm;

■	the independent registered public accounting firm’s annual audit of our financial statements; and

■	the preparation of certain reports required by the rules and regulations of the SEC.

The Board has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” directors within the meaning of the listing standards of the NYSE. All members of the Audit Committee have also been determined to be “independent” within the meaning of the SEC rules applicable to service on audit committees. None of the members of the Audit Committee has accepted, other than in such person’s capacity as a Board or Board committee member, any consulting, advisory or other compensatory fee from the Company or its affiliates.

The Board has determined that each of Mr. Bartolo and Ms. Kissire has the requisite background and experience to be and was designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to their extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with GAAP. All members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent matters come before the Audit Committee involving accounting issues, the members of the Audit Committee consult with and rely on management, in addition to consulting with external experts, such as the Company’s independent registered public accounting firm, PwC. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.
Cable One, Inc. ▪ 2025 Proxy Statement | 23

C&TM Committee

The functions of the C&TM Committee include, among other duties:

■	determining and approving the compensation of our CEO;

■	reviewing and approving the compensation of our other executive officers;

■	overseeing the development and implementation of our compensation plans;

■	overseeing our human capital programs, policies and practices, which may include associate development, talent management, organizational culture and diversity and inclusion initiatives (in each case except with respect to matters that are within the scope of responsibility of another committee of the Board); and

■	preparing any report on executive compensation required by the rules and regulations of the SEC.

The C&TM Committee may delegate all or a portion of its duties to a subcommittee of the C&TM Committee in accordance with its charter. All members of the C&TM Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE and SEC rules applicable to service on compensation committees.

Executive Committee

The functions of the Executive Committee include:

■	reviewing and providing guidance to the Board and to our senior management from time to time regarding the Company’s strategy, operating plans and operating performance; and

■	performing such other duties or responsibilities as the Board may delegate to the Executive Committee from time to time.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include, among other duties:

■	overseeing our corporate governance practices;

■	reviewing and recommending to the Board amendments to our By-laws, Charter, committee charters and other governance policies;

■	reviewing and making recommendations to our Board regarding the structure of our various board committees;

■	identifying, reviewing and recommending to our Board individuals for election to the Board;

■	adopting and reviewing policies regarding the consideration of candidates for our Board proposed by stockholders and other criteria for membership on our Board;

■	overseeing the CEO succession planning process, including an emergency succession plan;

■	reviewing the leadership structure for our Board;

■	overseeing our Board’s annual self-evaluation;
Cable One, Inc. ▪ 2025 Proxy Statement | 24

■	overseeing and monitoring general governance matters, including communications with stockholders and regulatory developments relating to corporate governance;

■	overseeing our strategy, practices, reporting efforts and risk management with respect to environmental matters, including climate related risks; and

■
regularly monitoring, reviewing and discussing with management the Company’s cybersecurity preparedness, vulnerabilities, defenses and planned responses, including related risk management programs and practices.

All members of the Nominating and Governance Committee are non-employee directors and have been determined to be “independent” within the meaning of the listing standards of the NYSE.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

In order to help us achieve the highest levels of business ethics, our Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics, copies of which are maintained on our website, ir.cableone.net/govdocs.

Corporate Governance Guidelines

Our Corporate Governance Guidelines provide a framework for our corporate governance. Among other things, our Corporate Governance Guidelines address: director qualifications; Board operations, structure and leadership; director compensation; management review and succession; and director orientation and continuing education. The Corporate Governance Guidelines also provide for annual self-evaluations by the Board and its committees.

 The Board has not established limits on the number of terms a director may serve prior to their 75th birthday; however, no director may be nominated to a new term if they would be age 75 or older at the time of the election, unless the Board, upon recommendation of the Nominating and Governance Committee, determines that it is in the best interests of the Company and its stockholders for the director to continue to serve on the Board for an additional term.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics applies to our directors, officers and employees. The Code of Business Conduct and Ethics is designed to deter wrongdoing and contains policies pertaining to, among other things, compliance with applicable laws, rules and regulations; the responsible use of and control over our assets and resources; the integrity of records, reports and financial statements; political contributions and activities; anti-bribery and anti-corruption laws; conflicts of interest and corporate opportunities; employment matters, including equal employment opportunity and anti-harassment and non-discrimination; fairness in business practices; antitrust laws; electronic communications and information security; confidential information; securities trading; government investigations; ethics hotline availability; and accountability for adherence to the Code of Business Conduct and Ethics and prompt internal reporting of any possible violations thereof. Our Code of Business Conduct and Ethics is available on our website at ir.cableone.net. Any amendment or waiver of a provision of our Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to any of our executive officers or directors will be posted on our website within four business days of such amendment or waiver at ir.cableone.net.

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Proxy Access

Our By-laws permit a stockholder, or a group of up to 20 stockholders, owning at least three percent of our outstanding stock continuously for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or twenty-five percent of the Board, subject to certain conditions and provided that the stockholder(s) and nominee(s) satisfy all eligibility, procedural and disclosure requirements specified in the By-laws, including that each director nominee submitted through the proxy access by-law must meet the qualifications to be an independent director.

Director Nomination Process

Under our By-laws, except as set forth above under “Proxy Access,” stockholders of record are able to nominate persons for election to our Board only by providing proper written notice to our Secretary at our address set forth in this Proxy Statement. Proper notice must be timely, generally between 90 and 120 days prior to the relevant meeting (or, in the case of annual meetings, prior to the first anniversary of the prior year’s annual meeting), and must include, among other information, the name and address of the stockholder giving the notice, a representation that such stockholder is a holder of record of our common stock as of the date of the notice, certain information regarding such stockholder’s beneficial ownership of our securities and any derivative instruments based on or linked to the value of or return on our securities as of the date of the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a representation as to whether such stockholder intends to solicit proxies. In addition, except as set forth above under “Proxy Access,” stockholders wishing to nominate persons for election to our Board must provide timely notice to the Company in accordance with applicable SEC rules and regulations. See “Stockholder Proposals; Director Nominations and Other Business for the 2026 Annual Meeting of Stockholders.”

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Our By-laws provide that any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may nominate persons for election to our Board, if such stockholder complies with the applicable notice procedures.

Our Corporate Governance Guidelines and the Nominating and Governance Policy Statement contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating future director candidates. It is Committee’s policy to apply the same criteria in reviewing candidates proposed by stockholders as it employs in reviewing candidates proposed by any other source. The Nominating and Governance Policy Statement sets forth our Nominating and Governance Committee’s general policy regarding the consideration of candidates proposed by stockholders; a description of the minimum criteria used by the Nominating and Governance Committee in evaluating candidates for the Board; a description of the Nominating and Governance Committee’s process for identifying and evaluating director nominees; and the general process for communications between stockholders and the Board.

Majority Voting for Directors

Our By-laws provide for majority voting in uncontested director elections, and any incumbent director who fails to receive a majority of the votes cast must submit an offer to resign from the Board no later than two weeks after the Company certifies the voting results. In that case, the remaining members of the Board would consider the resignation offer and may either (i) accept the offer or (ii) reject the offer and seek to address the underlying cause(s) of the majority-against vote. The Board must decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote, and, once the Board makes its decision, the Company must promptly make a public announcement of the Board’s decision (including a statement regarding the reasons for its decision in the event the Board rejects the offer of resignation).

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Director Independence

As set forth in our Corporate Governance Guidelines, the majority of our directors must be “independent” according to the criteria for independence established by the NYSE. Our Corporate Governance Guidelines also require that all members of each of the standing committees of the Board (other than the Executive Committee) must be independent, including any enhanced independence standards applicable to a particular committee, and none of the members of the standing committees (other than the Executive Committee) may have a material relationship with the Company. In order to determine that a director is independent, the Board must make an affirmative determination that the director satisfies applicable regulatory and NYSE listing requirements to be an independent director of the Company and that the director is free of any other relationship that would interfere with the exercise of independent judgment by such director. The Board has affirmatively determined that, with the exception of Ms. Laulis, all of the members of the Board and all nominees are “independent.”

Executive Sessions of the Non-Management Directors

The listing standards of the NYSE call for the non-management directors of the Company to meet at regularly scheduled executive sessions without management. Ms. Meduski has served as Lead Independent Director of the Board since May 19, 2023. As part of her role as Lead Independent Director, Ms. Meduski presides at the executive sessions of the Board. In 2024, the non-management directors regularly met in executive sessions outside the presence of any employee director or management, and the non-management directors expect to meet in executive session in 2025 as appropriate.

Board Leadership Structure

As set forth in our Corporate Governance Guidelines, the Board supports flexibility in determining its leadership structure by not requiring the separation of the roles of Chair of the Board and CEO. The Board believes that the Company and its stockholders are best served by maintaining this flexibility rather than mandating a particular leadership structure.

We currently do not separate the roles of Chair of the Board and CEO. The Board believes that Ms. Laulis’ dual role as Chair of the Board and CEO is in the best interests of the Company and that this structure is appropriate because Ms. Laulis possesses in-depth strategic and operational knowledge of the opportunities and challenges we face and has played a critical role in our growth during her over 25-year career at the Company through her experiences as an employee, executive and director. Combining the roles of both Chair of the Board and CEO promotes decisive leadership, accountability and clarity in the overall direction of our business strategy as well as effective decision-making and strategic alignment between the Board and our senior management. The Board also believes that this approach facilitates clear and consistent communication of our strategy to all stakeholders and that, in consultation with our Lead Independent Director, Ms. Laulis is best positioned to develop agendas that focus on matters that merit Board attention.

As provided in our Corporate Governance Guidelines, to ensure the Board’s independence and proper functioning, the Board also appoints a Lead Independent Director who must be independent according to the criteria for independence established by the NYSE. Ms. Meduski currently serves in this capacity. The Lead Independent Director typically chairs executive sessions of Board meetings and consults with Ms. Laulis and senior management regarding issues to be included in Board meeting agendas. The Lead Independent Director is also expected to collaborate with Ms. Laulis, along with the other members of the Executive Committee, on the review of key operational and other matters and to act as a liaison between Ms. Laulis and the non-management directors. The role of the Lead Independent Director is to provide strong leadership of the non-management directors and help the Board provide effective independent oversight of the Chair of the Board and CEO.

Board’s Role in Risk Oversight

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and our competitive and financial positions, and monitors our risk profile. Board meetings are focused on strategic matters affecting major areas of our business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Audit Committee plays a key role in risk oversight, particularly with respect to financial reporting, accounting, and compliance matters; the C&TM Committee addresses the risk profile of our compensation program and arrangements as well as various human capital programs, policies and practices; and
Cable One, Inc. ▪ 2025 Proxy Statement | 27

the Nominating and Governance Committee oversees corporate governance-related risk associated with our governance practices and profile, as well as our risks and practices related to cybersecurity and environmental matters, including climate related risks.

Risk oversight activities are supported by internal reporting structures designed to surface directly to the Board key matters that can affect our risk exposures as well as by our leadership structure as described above. Our disclosure controls committee, which consists of members of our senior management, reports directly to the Audit Committee on certain matters relating to our public disclosures. We also have an enterprise risk management (“ERM”) program designed to identify, assess, prioritize, manage and mitigate major risk exposures that could affect our ability to execute our corporate strategy and fulfill our business objectives. Our ERM program is administered by a risk council made up of members of our senior management supported by subject matter experts within our organization. Representatives of the risk council provide reports to the Audit Committee to establish a mutual understanding of the effectiveness of our risk management practices and capabilities, to review our risk exposure and tolerance and to elevate certain key risks for oversight at the Board level. In addition, we have an ESG council, a cross-functional team that includes members of our senior management. The ESG council meets on a regular basis throughout the year to discuss and address relevant ESG matters. At least annually, the Board receives: (i) a report regarding developments in ESG matters that are relevant to our business; (ii) a human capital report; and (iii) a report from our cybersecurity team regarding our technology and cybersecurity risk profile, programs and key initiatives in addition to the at least quarterly reports the cybersecurity team provides the Nominating and Governance Committee.

Other Governance Matters

Communicating with Directors

In accordance with the Nominating and Governance Policy Statement, stockholders and other interested persons seeking to communicate with the Board may submit any communications in writing to the attention of our Secretary, at our headquarters: 210 E. Earll Drive, Phoenix, Arizona, 85012. The Secretary will review all incoming stockholder communications, except for solicitations, junk mail and obviously frivolous or inappropriate communications, and forward such communications, as appropriate, to the full Board or to any individual director or directors to whom the communication is directed.

Annual Meeting Attendance

Our policy is to invite and encourage each director to attend annual meetings of stockholders. All of our directors currently serving on our Board attended our 2024 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

Messrs. Brian and Weitz and Ms. Weymouth served as members of the C&TM Committee in 2024. None of these individuals has ever been employed by us. During 2024, none of our executive officers served on the board of directors or compensation committee of any other entity for which a member of our Board or C&TM Committee served as an executive officer. During the fiscal year ended December 31, 2024, there were no relationships or transactions between the Company and any member of the C&TM Committee requiring disclosure hereunder.

Corporate Governance Policies Related to Compensation and Equity

Please read “Compensation Discussion and Analysis—Corporate Governance Policies” for discussion of our equity grant policies, stock ownership guidelines, insider trading policy, which prohibits derivative trading, hedging and pledging of our securities, and clawback policies.
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PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. Our Audit Committee has appointed PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2025. PwC, an independent registered public accounting firm, has audited our financial statements for the fiscal year ended December 31, 2024, has served as our independent auditor since 2014, and has the requisite understanding of our business, accounting policies and practices, and internal control over financial reporting. As a result, the Board and the Audit Committee consider PwC well qualified to serve as our independent registered public accounting firm. Further, the Board believes the continued retention of PwC is in the best interests of the Company and our stockholders. Although action by stockholders on this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment as a matter of good corporate governance and recommends that you ratify this appointment. In the event this proposal is not ratified, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

We anticipate that representatives of PwC will be in attendance at the virtual Annual Meeting, will have the opportunity to make a statement (if they desire to do so) with respect to our financial statements for the fiscal year ended December 31, 2024 and the firm’s relationship with the Company, and will be available to respond to appropriate questions from stockholders.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s charter provides that the duties and responsibilities of the Audit Committee include the pre-approval of audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services does not impair our auditor’s independence. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and pre-approve the services that may be provided by the independent registered public accounting firm as well as revise the list of pre-approved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to pre-approve services performed by the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations.

Audit-related services are assurance and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent registered public accounting firm. The Audit Committee has determined that the provision of audit-related services reflected in the table below did not impair the independence of the independent registered public accounting firm.

The Audit Committee believes that the independent registered public accounting firm can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code, and related regulations.

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The Audit Committee may grant pre-approval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the CFO (or other designated officer) and must include a statement from that individual as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. All audit fees, audit-related fees and all other fees described in the table below were preapproved by the Audit Committee.

Audit and Other Fees

The following table provides the aggregate fees for professional services billed by PwC for the fiscal years ended December 31, 2024 and 2023.

	2024 ($)	2023 ($)
Audit Fees(1)	3,341,845	2,831,739
Audit-Related Fees(2)	—	16,000
Tax Fees(3)	45,000	80,000
All Other Fees(4)	2,000	2,000
Total	3,388,845	2,929,739
—–—–—

(1)
Audit fees for 2024 and 2023 related to the annual audit and reviews of financial statements included in our quarterly filings, including reimbursable expenses. Audit fees for 2024 also related to various procedures performed in connection with significant system implementations, strategic investment transactions, goodwill, SEC comment letter communications and new disclosure requirements. Audit fees for 2023 also related to various procedures performed in connection with the Company’s new stock-based compensation awards, strategic investment transactions, debt amendments and interest rate swap amendments.

(2)
Audit-related fees for 2023 related to assurance and other services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses.

(3)	All tax fees for 2024 and 2023 related to tax compliance services.

(4)	All other fees for 2024 and 2023 related to software licensing for finance and accounting research tools provided by PwC.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2025.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Named Executive Officers

This Compensation Discussion and Analysis describes the compensation of our “named executive officers” or “NEOs” as of December 31, 2024 as described in the table and paragraph below.

Name	Position
Julia M. Laulis	Chair of the Board, President and Chief Executive Officer
Kenneth E. Johnson	Chief Operating Officer
Todd M. Koetje	Chief Financial Officer
Megan M. Detz	Chief People Officer
Peter N. Witty(1)	Chief Legal and Administrative Officer
—–—–—

(1)
On December 31, 2024, the Company and Mr. Witty entered into a Transition Agreement and General Release of Claims (the “Transition Agreement”), as approved by the C&TM Committee, under which Mr. Witty’s role as Chief Legal and Administrative Officer ended as of January 1, 2025. Mr. Witty has agreed to remain employed with the Company in the non-executive role of Senior Advisor, to assist in the orderly transition of his role through June 30, 2025, after which his employment will terminate. The terms of Mr. Witty’s Transition Agreement are described under “Potential Payments upon Termination or Change of Control.”

 We have one additional NEO who is no longer with the Company, Michael E. Bowker, our former Chief Growth Officer, who retired from the Company on April 30, 2024. SEC executive compensation disclosure rules require us to provide information for any individual who served as an executive officer during the year and would have been reported as a NEO in this Proxy Statement had that individual not left the Company prior to December 31, 2024. All payments provided to Mr. Bowker in connection with his departure from the Company are detailed under “Potential Payments upon Termination or Change of Control.”

2024 Performance

Highlights of our 2024 operational and financial performance, including revenue, net income and net cash provided by operating activities, are provided below. For additional information regarding some of our accomplishments in 2024, please read the discussion under “Proxy Statement Summary – 2024 Strategic, Operational and Financial Developments and Accomplishments.”

■
Our net income was $14.5 million in 2024, compared to $224.6 million in 2023. Our 2024 Adjusted EBITDA was $854.0 million, compared to $916.9 million in 2023. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures,” for the definition of Adjusted EBITDA, a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under GAAP, and a discussion of why we believe this non-GAAP measure is useful.

■	Our total revenues were $1.58 billion in 2024 and $1.68 billion in 2023.

■
Our net cash provided by operating activities was $664.1 million in 2024, compared to $663.2 million in 2023. Our 2024 Adjusted EBITDA less capital expenditures was $567.6 million, compared to $545.9 million in 2023. See Annex A of this Proxy Statement for the definition of Adjusted EBITDA less capital expenditures and reconciliations to net income and net cash provided by operating activities, as applicable, which are the most directly comparable measures under GAAP, and a discussion of why we believe this non-GAAP measure is useful.

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Executive Compensation and Governance “Best Practices”

Below is a summary of our executive compensation and governance best practices which we believe support our compensation philosophy and are in the best interests of our stockholders.

■	Our executive compensation is aligned with a pay-for-performance philosophy where a majority of NEO compensation is at-risk and tied to objective performance goals.

■
Both annual bonuses and the majority of annual equity incentive awards for executives are based on financial and/or operating performance against pre-defined objective goals with no discretion to increase payouts in excess of the payout determined by the level of goal that was achieved.

■	The C&TM Committee engages an independent compensation consultant.

■	We maintain robust executive and non-employee director stock ownership guidelines.

■
We maintain robust clawback policies which provide for the forfeiture of outstanding incentive compensation and the recoupment of previously paid incentive compensation in the event of financial restatements, legal or compliance violations and various forms of misconduct. For additional information, please see “Clawback Policies” below.

■	We prohibit hedging and pledging of our securities by all executives, directors and other members of our restricted trading population.

■	The C&TM Committee conducts an annual risk assessment of our compensation program.

■	We do not provide any “single trigger” payments or benefits upon a change of control of the Company.

■	We do not provide gross-up payments on excise taxes under Section 280G or Section 409A of the Code upon a change of control of the Company.

■	We provide only limited perquisites to our NEOs.

■	Our 2022 Omnibus Plan does not allow repricing of options or SARs without stockholder approval or contain an “evergreen” or automatic share replenishment provision.

2024 Say-on-Pay Results

Our Board and the C&TM Committee value the benefits of maintaining a dialogue with our stockholders to understand their views on our executive compensation program and practices. The C&TM Committee considers the outcome of say-on-pay votes and is devoted to consistently reviewing and enhancing our compensation programs. At our 2024 Annual Meeting, approximately 97% of the votes cast were in favor of our say-on-pay proposal. After evaluating the outcome of the 2024 say-on-pay vote and based upon input from the C&TM Committee’s independent compensation consultant, the C&TM Committee believes our executive compensation program is appropriately aligned with our compensation philosophy and our business strategy.

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Highlights of Our 2024 Executive Compensation Program

Our 2024 executive compensation program supports our performance-based pay philosophy, which is described below, with limited fixed compensation and an emphasis on at-risk compensation tied to objective performance goals. For 2024, (i) the base salary, target bonus and target equity compensation for our CEO were unchanged from 2023; (ii) the 2024 base salaries of our other NEOs were unchanged from 2023, except for Messrs. Johnson and Koetje; and (iii) the target bonus and equity compensation for our other NEOs were modified in response to their respective changes in roles, as applicable, in each case as described below. In addition, for 2024, we changed the performance metrics used to determine achievement under the 2024 Annual Executive Bonus Plan (the “2024 Bonus Plan”) in order to align our executive team and other associates with our 2024 residential high speed data primary service unit ("HSD") subscriber growth initiatives, while striking an appropriate balance between incentivizing subscriber growth and financial performance through the use of a significant financial performance measure that is well understood by our executive team. The performance metrics for the 2024 Bonus Plan include both: (i) year-over-year growth of our residential HSD subscribers; and (ii) a year-over-year adjusted free cash flow metric.

■
Base Salary – No increases were made to the 2024 base salaries of our NEOs as compared to 2023, except for Messrs. Johnson and Koetje. The base salaries of each of Messrs. Johnson and Koetje were increased for 2024 after taking into account their promotions and increased areas of responsibility over the past two years and in order to address significant shortfalls as compared to competitive market levels for their increased roles and responsibilities over the same time period. For additional information, please see “Compensation Setting Process” and “Elements of Our Compensation Program – Base Salary” below.

■
Annual Cash Incentives – For 2024, payouts under the 2024 Bonus Plan were earned based on achievement of goals related to (i) year-over-year growth of our residential HSD subscribers as adjusted as described under "Annual Cash Incentive Program" below ( "2024 adjusted residential HSD subscriber growth"); and (ii) a year-over-year adjusted free cash flow growth metric defined as Adjusted EBITDA less capital expenditures, in each case as adjusted to exclude certain market expansion projects, integration activities and other matters that are more long-term in nature ( "2024 STI Adjusted Free Cash Flow Growth"). The target bonus opportunity under the 2024 Bonus Plan as a percentage of salary for each NEO remained the same as 2023 levels, except for an increase in Ms. Detz and Mr. Witty’s target bonus opportunities as a percentage of salary in connection with their promotions to Chief People Officer and Chief Legal and Administrative Officer, respectively, on October 30, 2023. For additional information, please see “Compensation Setting Process” and “Elements of Our Compensation Program – Annual Cash Incentive Program” below.

■
Long-Term Equity Incentives – For 2024, we did not make any design changes to our long-term equity incentive program as compared to 2023. The 2024 performance-based restricted stock unit awards (“PSUs”) vest based on (i) a one-year adjusted free cash flow performance metric defined as Adjusted EBITDA less capital expenditures; and (ii) a three-year relative total shareholder return (“TSR”) multiplier using a TSR peer group that consists of fifteen peers. We believe Adjusted EBITDA less capital expenditures is one of our most important financial performance measures, is well understood by our executive team, and will incentivize performance that should drive long-term value creation for our stockholders. Importantly, Adjusted EBITDA less capital expenditures does not include adjustments to exclude certain market expansion projects, integration activities and other matters and thus differs from the 2024 STI Adjusted Free Cash Flow Growth goal. We believe the use of a three-year relative TSR multiplier serves to both incentivize and reward strong financial performance and align the interests of our executives and stockholders over the longer term. The aggregate target grant date face value of the awards made to Messrs. Johnson and Koetje for 2024 were increased as compared to 2023 after taking into account their respective promotions and increased areas of responsibility during the previous two years. The aggregate target grant date face value of the awards made to Messrs. Witty and Bowker for 2024 was increased with respect to Mr. Witty and reduced with respect to Mr. Bowker, as compared to 2023, after taking into account their respective changes in roles. For additional information, please see “Compensation Setting Process” below and “Elements of Our Compensation Program – Long-Term Annual Equity Incentive Awards” below.

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Our Executive Compensation Program and Practices

We believe that our executive compensation program is appropriately designed to advance stockholder interests through performance-based incentives tied to key drivers of stockholder value along with appropriate retention incentives. The primary components of our compensation program and their associated purposes are as follows:

■	Base Salary – Provide the security of a competitive fixed cash salary for services rendered.

■	Annual Cash Incentives – Motivate strong operating performance by tying any payout to achievement against pre-established annual financial and/or operating goals.

■
Long-Term Equity Incentives – Align the interests of executives with those of our long-term stockholders by motivating them to build stockholder value over the long-term. The majority (60%) of annual long-term equity incentives for our NEOs are delivered in the form of PSUs with vesting tied to achievement against a pre-established financial goal and relative TSR performance. Restricted stock units (“RSUs”) are earned based on service and enhance retention over the same period. Newly hired or promoted executives have typically received long-term equity incentives in the form of RSUs.

■
Other Benefits – Provide other benefits that are competitive and consistent with the market, including health and welfare benefits that are broadly uniform with those offered to all full-time employees; minimal perquisites; and limited severance benefits in the event of an involuntary termination not involving a change of control.

Under our executive compensation program, performance-based incentive compensation comprises a majority of target annual compensation, with approximately 87% of 2024 target total direct compensation for our NEOs being at-risk. The C&TM Committee considers each component of compensation collectively when establishing the forms and levels of compensation for our NEOs. In determining the appropriate mix of compensation elements for each NEO, our executive compensation program seeks to balance rewarding performance through annual performance-based cash incentive compensation that encourages achieving and exceeding annual goals and milestones and through long-term equity incentive compensation that is designed to advance our long-term growth strategy and align our NEOs’ interests with those of our stockholders.
  The following charts show the components of our CEO’s 2024 target total direct compensation and the components of the 2024 average target total direct compensation for our other continuing NEOs and the percentage that is at-risk.

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Objectives of Our Executive Compensation Program

We believe our performance-based compensation philosophy for executive officers provides incentives to achieve both short- and long-term business objectives; aligns the interests of our executive officers and long-term stockholders; and enables us to hire and retain talented individuals in a competitive marketplace.
Key objectives of our executive compensation program are as follows:

■	Provide competitive total direct compensation in order to attract and retain highly qualified and productive executives.

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term.

■	Align the long-term interests of our executives and stockholders through meaningful ownership of our stock and by rewarding stockholder value creation.

■	Reflect our pay-for-performance philosophy.

Role of the C&TM Committee and the CEO

The purpose of the C&TM Committee is to: (i) assist the Board in discharging its responsibilities relating to the compensation of our executive officers and the Board; (ii) oversee the administration of our compensation and benefit plans; (iii) prepare any report on executive compensation required by the rules and regulations of the SEC or other applicable rules or regulations; and (iv) perform such other duties or responsibilities as may be delegated to the C&TM Committee from time to time by the Board. In addition, the C&TM Committee oversees our human capital programs, policies and practices, which may include associate development, talent management, organizational culture and diversity and inclusion initiatives, in each case, except with respect to matters that are within the scope of responsibility of another committee of the Board. The C&TM Committee annually reviews and approves the goals and objectives upon which our executive compensation program is based. The C&TM Committee evaluates the CEO’s performance in light of these goals and objectives and other factors. Furthermore, the C&TM Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to our stockholders for approval. The C&TM Committee generally meets at least quarterly throughout the year and may meet more often, as required, to address ongoing events. Meeting agendas are determined by the Chair of the C&TM Committee with the assistance of our CEO and our Chief People Officer. Our CEO attended all C&TM Committee meetings held during 2024. In general, a representative from the C&TM Committee’s independent compensation consultant and legal counsel also attend C&TM Committee meetings. C&TM Committee meetings include an executive session, where matters are discussed without management present. At the C&TM Committee held in the fourth quarter of 2024, our CEO made recommendations to the C&TM Committee regarding the 2025 annual base salary, cash and equity incentive target compensation opportunities for our NEOs (other than herself).

Compensation Setting Process

The C&TM Committee reviewed and approved the total target compensation of each of our NEOs for 2024. The factors that influence the amount of total target compensation awarded include: market competition for a particular position; an individual’s experience inside or outside the Company; any changes in role and responsibilities; an individual’s performance; the value of the position within the Company and internal pay equity; succession planning; our financial performance; retention; and advice from the C&TM Committee’s independent compensation consultant. Compensation determinations for our CEO were made after consideration of individual and Company performance, along with an examination of external market data of our comparable peer group. For our NEOs other than our CEO, the C&TM Committee’s determinations of compensation were also informed by the recommendations of our CEO. In making its executive compensation decisions, the C&TM Committee does not target a specific percentile for pay, but instead examines external market data of our comparable peer group (described below under “Use of Peer Companies”) as a guide.

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Independent Compensation Consultant

The C&TM Committee has the sole authority to retain and dismiss an independent compensation consultant. For 2024, the C&TM Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), a national executive compensation consulting firm, as its independent consultant. FW Cook reviewed and provided recommendations concerning all of the elements of our executive compensation programs for 2024. In addition, during 2024, the C&TM Committee engaged Pearl Meyer & Partners, LLC ("Pearl Meyer"), a national executive compensation consulting firm, to replace FW Cook as the C&TM Committee's independent executive compensation consultant. Pearl Meyer and FW Cook each performed services solely on behalf of the C&TM Committee and had no relationship with the Company or management except as it may relate to performing such services. For 2025, the C&TM Committee engaged Pearl Meyer as the C&TM Committee's independent executive compensation consultant. Pearl Meyer reviewed and provided recommendations concerning all of the elements of our executive compensation programs for 2025.
The C&TM Committee assessed the independence of Pearl Meyer, FW Cook and their respective individual lead consultants pursuant to the rules of the SEC and the NYSE and concluded that Pearl Meyer, FW Cook and their respective individual lead consultants are independent and no conflict of interest exists with respect to the services they provided to the C&TM Committee.

Use of Peer Companies

In determining 2024 NEO compensation, the C&TM Committee, with the help of FW Cook, compared each element of compensation to that of a related comparable peer group for the purpose of assessing the competitiveness of compensation provided to our NEOs. The peer group was primarily comprised of publicly traded cable, internet and telecommunications companies of similar size and was supplemented by technology companies with broadly comparable gross margins and capital expenditures as a percentage of revenues. At the time of the FW Cook compensation study, which was used to provide market context for 2024 compensation decisions, we were generally in a 32nd to 66th percentile range across key size metrics (i.e., trailing four quarter revenues, EBITDA, employee headcount and market capitalization) as compared to our peers. Our trailing four quarter revenues were near the 32nd percentile, employee headcount was near the 36th percentile, EBITDA was near the 44th percentile and market capitalization value (12-month average) was near the 66th percentile.

2024 NEO Compensation Peer Group (1)
Akamai Technologies, Inc.	EchoStar Corporation	Rogers Communications Inc.	Viasat, Inc.
Altice USA, Inc.	Frontier Communications Parent, Inc.	Shenandoah Telecommunications Company	WideOpenWest, Inc.
Cogeco Inc.	Iridium Communications Inc.	Sirius XM Holdings Inc.
Cogent Communications Holdings, Inc.	Quebecor Inc.	Telephone and Data Systems, Inc.
—–—–—

(1)
For 2024 compensation determinations, the following changes were made to the composition of our peer group: (i) five companies in related industries were added to position us in a median size range – EchoStar Corporation, Quebecor Inc., Rogers Communications Inc., Shenandoah Telecommunications Company, and Sirius XM Holdings Inc., and (ii) four companies were removed – Arista Network and Lumen Technologies, Inc. (each of which fell outside of the applicable size criteria) and Shaw Communications Inc. and Vonage Holdings Corp. (each of which were acquired and are no longer publicly traded).

In assessing the competitiveness of compensation opportunities provided to our NEOs, FW Cook utilized comparative data disclosed in peer companies’ publicly available proxy statements along with other documents filed with the SEC. In determining the structure of our 2024 executive compensation program as well as the individual pay levels of our NEOs, the C&TM Committee considered competitive market data that compared the various elements of compensation provided to our NEOs to amounts paid to individuals holding similar positions at companies in our executive compensation peer group, except that Frontier Communications Parent, Inc. was excluded when assessing the competitiveness of peer company senior executive pay levels, due to its larger size and, consequently, less comparable compensation levels. Frontier Communications Parent, Inc. was used, however, to help understand typical market practices with respect to incentive plan design. FW Cook worked with management to assess the data and review our compensation practices.

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We regularly monitor the composition of our peer group and make changes when appropriate. For 2025 compensation determinations, the C&TM Committee, with the help of Pearl Meyer, determined to enhance our peer group to ensure pay comparators remain appropriate from a size and business perspective. The following changes were made to the composition of our compensation peer group: (i) two companies in related industries were added ADT Corporation and US Cellular Corporation; and (ii) two companies were removed – Rogers Communications Inc., and Sirius XM Holdings Inc. (each of which fell outside of the applicable size criteria).

Elements of Our Compensation Program

Base Salary

The C&TM Committee reviews executive officer base salaries each year (or otherwise at the time of a new hire or promotion) and makes any adjustments it deems necessary. In setting annual base salary levels, the C&TM Committee takes into account the factors discussed under “Compensation Setting Process,” above. The C&TM Committee gives no specific weighting to any one factor in setting the level of base salary and the process ultimately relies on the C&TM Committee’s judgment.
For 2024, no increases were made to the base salaries of our NEOs, except for Messrs. Johnson and Koetje. The base salaries of each of Messrs. Johnson and Koetje were increased for 2024 after taking into account their promotions and increased areas of responsibility over the past two years and in order to address significant shortfalls as compared to competitive market levels. In making its determination, in consideration of the factors discussed under “Compensation Setting Process,” above, the C&TM Committee noted significant shortfalls relative to the compensation paid by our peer companies to executives in similar roles having increased responsibilities.
 The table below reflects 2024 base salary amounts approved by the C&TM Committee, 2023 base salary amounts and the dollar and approximate percent change from 2023 base salary amounts for our NEOs.

Name	2024 Base Salary ($)	2023 Base Salary ($)	Change ($)	Change (%)
Julia M. Laulis	850,000	850,000	—	—
Kenneth E. Johnson(1)	420,000	330,000	90,000	27
Todd M. Koetje(2)	390,000	350,000	40,000	11
Megan M. Detz	320,000	320,000	—	—
Peter N. Witty	382,000	382,000	—	—
Michael E. Bowker(3)	470,000	470,000	—	—
—–—–—

(1)
Mr. Johnson's base salary increased 15% from $330,000 to $380,000 effective January 1, 2024, in light of the factors noted above and his promotion to Chief Technology and Innovation Officer on October 30, 2023, and was subsequently increased 11% from $380,000 to $420,000 effective on March 1, 2024, in light of the factors noted above and his promotion to Chief Operating Officer on March 1, 2024.

(2)	Mr. Koetje base salary increased 11% from $350,000 to $390,000 effective January 1, 2024, in light of the factors noted above and the competitive market for the chief financial officer position.

(3)
Mr. Bowker retired from the Company on April 30, 2024. Effective on that date, (a) Mr. Bowker stepped down from his position as Chief Growth Officer and ceased to be employed by us; and (b) the Company and Mr. Bowker entered into a Separation Agreement and General Release of Claims (the "Separation Agreement"), as approved by the C&TM Committee, under which Mr. Bowker agreed to serve as a consultant to the Company from May 1, 2024 through January 31, 2025 to assist in the orderly transition of his responsibilities. All payments provided to Mr. Bowker in connection with his departure from the Company are detailed under "Potential Payments upon Termination or Change of Control."

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Annual Cash Incentive Program

Our annual cash incentive program is intended to motivate and reward our NEOs to achieve and exceed annual goals and milestones that are expected to advance our long-term growth strategy. For 2024, we changed the performance metrics used to determine funding under the 2024 Bonus Plan to include both operational and financial performance goals. We aligned our executive team and other associates with our 2024 residential HSD subscriber growth initiatives while striking a balance between subscriber growth and financial performance. Payouts under the 2024 Bonus Plan were subject to specified threshold performance and based on achievement of (i) the year-over-year 2024 adjusted residential HSD subscriber growth; and (ii) the year-over-year 2024 STI Adjusted Free Cash Flow Growth. Importantly, under our “One Team, One Goal” overall compensation philosophy, we utilized the same performance metrics to determine the 2024 annual cash incentive opportunities for substantially all of our full-time associates, from our NEOs to our front-line associates under our “Stronger Together” annual cash incentive program.
Historically, we participated in the Federal Communications Commission’s (the “FCC”) Affordable Connectivity Program (“ACP”), which provided qualifying low-income consumers a discount on certain of our broadband internet access services for which we received reimbursement from the FCC. The funding for ACP was depleted and the program ended in the second quarter of 2024. The termination of ACP was not expected at the time the performance targets under the 2024 Bonus Plan were established with respect to the residential HSD subscriber growth goal. As a result, the C&TM Committee determined on December 31, 2024 that the calculation of achievement of the residential HSD subscriber growth goal under the 2024 Bonus Plan should exclude the adverse impact of the loss of both existing ACP customers and anticipated new ACP customer gains due to the FCC’s discontinuation of ACP. In doing so, the C&TM Committee noted its desire to maintain fairness with respect to the calculation of achievement of the residential HSD subscriber growth goal by excluding the adverse impact of an unexpected event that was outside of the control of executives and associates, thus ensuring that payouts under the 2024 Bonus Plan would be consistent with our performance-based compensation philosophy.
Each of our NEOs received a cash incentive opportunity under the 2024 Bonus Plan, expressed as a percentage of each such executive’s base salary. The 2024 Bonus Plan provided for payouts based on our operational and financial performance achieved as compared to goals set immediately prior to the beginning of 2024. The C&TM Committee approved the 2024 target bonus opportunities for the NEOs as shown in the table below. The 2024 target bonus opportunities were determined by the factors discussed under “Compensation Setting Process,” above. The target bonus opportunity as a percentage of salary for each of our NEOs remained unchanged as compared to 2023, except for Ms. Detz and Mr. Witty, each of whom received an increase in their bonus opportunity as a percentage of salary, as described below.

Name	2024 Target Bonus Opportunity (% of Salary)	2023 Target Bonus Opportunity (% of Salary)	Change (%)
Julia M. Laulis	125	125	—
Kenneth E. Johnson	90	90	—
Todd M. Koetje	90	90	—
Megan M. Detz(1)	90	65	25
Peter N. Witty(1)	90	65	25
Michael E. Bowker(2)	90	90	—
—–—–—

(1)
Ms. Detz and Mr. Witty's 2024 target bonus opportunity percentage changes reflect increases that were effective on January 1, 2024 following, and with regard to, their promotions to Chief People Officer and Chief Legal and Administrative Officer, respectively, on October 30, 2023.

(2)
Mr. Bowker retired from the Company on April 30, 2024 and ceased to be employed by us. In accordance with the terms of our annual cash incentive program, he forfeited his entire 2024 bonus opportunity. All payments provided to Mr. Bowker in connection with his departure from the Company are detailed under "Potential Payments upon Termination or Change of Control."

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All annual cash incentive program payouts are capped at 200% of target bonus opportunity, and the C&TM Committee retains discretion to reduce any payouts based on its subjective assessment of Company and/or individual performance results. An NEO must generally be employed on the payment date in order to be eligible to receive a bonus payout under the plan; provided, however, that any executive officer who retires in accordance with our policies after working through the last day of the performance period (December 31) but prior to payment of a bonus payout is eligible to receive such bonus payout at the same time as other executive officers subject to the C&TM Committee’s certification of achievement of the performance metrics.
 Bonus payouts under the 2024 Bonus Plan were subject to the attainment of goals related to the 2024 adjusted residential HSD subscriber growth and the 2024 STI Adjusted Free Cash Flow Growth. In order to determine the 2024 adjusted residential HSD subscriber growth, we compared the Company’s total residential data primary service units as of December 31, 2023 to the Company’s total residential data primary service units as of December 31, 2024, in each case as publicly reported by the Company in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed by the Company with the SEC on February 28, 2025 (the “2024 Form 10-K”) and as adjusted to reflect the discontinuation of ACP as discussed above. The 2024 STI Adjusted Free Cash Flow Growth was determined by referring to the growth in the Company’s 2024 Adjusted EBITDA less 2024 capital expenditures (“Capex”) and the Company’s 2023 Adjusted EBITDA less 2023 Capex, in each case, as publicly reported by the Company in the 2024 Form 10-K and adjusted for the items as defined and calculated in Annex A of this Proxy Statement.
For purposes of the 2024 Bonus Plan, the calculations of Adjusted EBITDA and Capex were adjusted pursuant to a pre-established list of adjustments approved by the C&TM Committee as part of its approval of the 2024 Bonus Plan, including adjustments related to acquired or divested businesses or assets, expansion projects, integration projects, and other matters as summarized in the charts below showing our performance results under the 2024 Bonus Plan. The 2024 STI Adjusted Free Cash Flow Growth was determined by the growth in the Company’s 2024 Adjusted EBITDA (as adjusted) less 2024 Capex (as adjusted) over the Company’s 2023 Adjusted EBITDA (as adjusted) less 2023 Capex (as adjusted).
Payouts under the 2024 Bonus Plan were determined based on achievement relative to the 2024 adjusted residential HSD subscriber growth and the 2024 STI Adjusted Free Cash Flow Growth as provided in the table below.

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On March 1, 2025, the C&TM Committee certified the results of the performance goals and approved a performance factor of 72.4% for the 2024 Bonus Plan based on the 2024 adjusted residential HSD subscriber growth of 0.8% and the 2024 STI Adjusted Free Cash Flow Growth of (1.3)%. The C&TM Committee applied the following adjustments (as described above) in calculating the performance results under the 2024 Bonus Plan:

2024 Residential HSD Growth(1)		2024 STI Adjusted Free Cash Flow Growth
2024 Publicly Reported Residential Data Primary Service Units at Fiscal Year End	954,149	2024 Publicly Reported Adjusted EBITDA	$853,986
Adjustment for Residential Data Primary Service Units Acquired in a Small Acquisition	(2,094)	Adjustment for Adjusted EBITDA Related to Expansion Projects and a Small Acquisition	$(1,256)
Adjustment for Discontinuation of ACP(1)	15,635	2024 Publicly Reported Capex	$286,354
2024 Residential Data Primary Service Units, as Adjusted	967,690	Adjustment for Capex Related to Expansion Projects, Integration Projects and Strategic Initiatives	$(49,964)
		2024 Adjusted EBITDA less Capex, as Adjusted	$616,340
2023 Publicly Reported Residential Data Primary Service Units at Fiscal Year End	960,468
		2023 Publicly Reported Adjusted EBITDA	$916,944
2024 Adjusted Data Primary Service Units Growth	0.8%	Adjustment for Adjusted EBITDA Related to Expansion Projects	$(3,249)
		2023 Publicly Reported Capex	$371,028
		Adjustment for Capex Related to Expansion Projects, Integration Projects and Strategic Initiatives	$(82,070)
		2023 Adjusted EBITDA less Capex, as Adjusted	$624,737

		2024 STI Adjusted Free Cash Flow Growth	(1.3)%
—–—–—

Note: All totals were calculated using exact values. Minor differences may exist due to rounding.

(1)
As discussed above, due to the discontinuation of ACP, the C&TM Committee determined on December 31, 2024 that the calculation of achievement of the residential HSD subscriber growth goal under the 2024 Bonus Plan should exclude the adverse impact of the loss of both existing ACP customers and anticipated new ACP customer gains. While the C&TM Committee applied an ACP adjustment to 2024 residential HSD Growth formulaic results for 2024 Bonus Plan purposes, our 2024 adjusted residential data primary service units growth results of 0.8% still fell short of our target goal of 2.1%. Also as discussed above, residential HSD subscribers are measured as residential data primary service units.

The C&TM Committee approved the following bonus payouts for our NEOs under the 2024 Bonus Plan based on the 2024 certified performance results and approved performance factor and target bonus opportunities described above.

Name	Annual Salary ($)	Target Bonus Opportunity (% of Salary)	Target Bonus Opportunity ($)	Performance Factor (as a Percentage of Target) (%)	Bonus Payout ($)
Julia M. Laulis	850,000	125	1,062,500	72.4	768,833
Kenneth E. Johnson(1)	420,000	90	372,098	72.4	228,684
Todd M. Koetje	390,000	90	351,000	72.4	253,986
Megan M. Detz	320,000	90	288,000	72.4	208,399
Peter N. Witty	382,000	90	343,800	72.4	248,776
Michael E. Bowker(2)	470,000	90	423,000	N/A	—
—–—–—
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(1)
Mr. Johnson was promoted to Chief Operating Officer on March 1, 2024 and the salary shown above was effective on that date. The target bonus opportunity shown was prorated based on an initial salary of $380,000 effective January 1, 2024 (“Initial 2024 Salary”) and a salary of $420,000 effective March 1, 2024 (“2024 Salary”). The target bonus opportunity was calculated substantially similar to the following: Initial 2024 Salary multiplied by 90% bonus opportunity multiplied by 60 days (16.4%) plus 2024 Salary multiplied by 90% target bonus opportunity multiplied by 306 days (83.6%); there may be slight differences due to rounding.

(2)
Mr. Bowker retired from the Company on April 30, 2024 and ceased to be employed by us. In accordance with the terms of our annual cash incentive program, he was not eligible to receive a 2024 bonus payout. All payments provided to Mr. Bowker in connection with his departure from the Company are detailed under “Potential Payments upon Termination or Change of Control.”

Long-Term Annual Equity Incentive Awards

The C&TM Committee considers long-term equity incentives to be a critical component of our executive compensation program as they motivate and reward executive officers over the long-term, support executive retention, discourage executive officers from taking excessive risks for short-term gains and align their interests with those of our stockholders. We provide our executives with the opportunity to earn shares of our stock based on performance and service in support of our pay-for-performance philosophy and the competitive and retentive aspects of our executive compensation program.
2024 Program Design
We maintained the same long-term annual equity incentive award program design for 2024 as we used for 2023. For 2024, the long-term equity incentive award was delivered entirely in equity in the form of PSUs and RSUs. The mix of 2024 equity grants for our NEOs remains more performance-based than typical market practice, with 60% of grant value in PSUs and 40% of grant value in RSUs. The performance metrics used for the 2024 PSUs were unchanged as compared to 2023. Vesting of the 2024 PSUs will be determined using a one year adjusted free cash flow performance metric defined as Adjusted EBITDA less capital expenditures and a three-year relative TSR modifier using a TSR group that consists of fifteen peers, including several companies from the compensation peer group. The C&TM Committee approved these companies for inclusion in the TSR peer group because these companies are within our industry or provide similar services to ours and with which we compete for the sale of equity capital.

2024 TSR Peer Group(1)
Altice USA, Inc.	Cogent Communications Holdings, Inc.	Lumen Technologies, Inc.	Viasat, Inc.
AT&T Inc.	Comcast Corporation	Shenandoah Telecommunications Company	Verizon Communications Inc.
Charter Communications, Inc.	Frontier Communications Parent, Inc.	Telephone and Data Systems, Inc.	WideOpenWest, Inc.
Cogeco Communications Inc.	Iridium Communications, Inc.	T- Mobile US, Inc.
—–—–—

(1)
The C&TM Committee has the authority to make additional adjustments and/or removals to the list of TSR peer companies in response to a change in circumstances that results in the company no longer satisfying the criteria for which it was originally selected by the C&TM Committee (such as a company acquisition). However, TSR will be deemed to be negative one hundred percent (-100%) if such company: (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.

We believe Adjusted EBITDA less capital expenditures is one of our most important financial performance measures, is well understood by our executive team, and will incentivize performance that should drive long-term value creation for our stockholders. We believe the use of a three-year relative TSR modifier serves to both incentivize and reward strong financial performance and align the interests of our executives and stockholders over the longer term. The 2024 PSUs will be earned over a three-year performance period and will cliff vest during the first quarter of 2027, subject to the certification of performance results by the C&TM Committee in the first quarter of 2027 and satisfaction of the service condition. The RSUs are generally eligible to vest over a similar multi-year period, but in three equal installments over the three anniversaries of their grant date, subject to the executive’s continued employment through each such date. The inclusion of RSUs as part of our 2024 long-term equity incentive program is designed to enhance
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retention by rewarding long-term service. Long-term incentive opportunities are determined by the factors discussed under “Compensation Setting Process” above.

2024 PSU Goals
 In January 2024, the C&TM Committee granted our NEOs PSUs under the 2022 Omnibus Plan. The 2024 PSUs are eligible for vesting subject to the attainment of: (i) a 2024 adjusted free cash flow goal, defined as reported 2024 Adjusted EBITDA less 2024 capital expenditures growth over reported 2023 Adjusted EBITDA less 2023 capital expenditures (the “2024 LTI Adjusted Free Cash Flow Goal”); and (ii) a relative TSR modifier based on the performance of our common stock over the three-year performance period commencing January 1, 2024 and ending December 31, 2026, as compared to a specified peer group (the “2024 TSR Performance Modifier”), with (a) top quartile performance resulting in a 1.25x multiplier; (b) second quartile performance resulting in a 1.10x multiplier; (c) third quartile performance resulting in a 1.0x multiplier; and (d) fourth quartile performance resulting in a 0.75x multiplier. The number of PSUs earned and subject to vesting based on the 2024 LTI Adjusted Free Cash Flow Goal will range from 0% to 200% of target based on actual performance, and such number will be multiplied by the 2024 TSR Performance Modifier that ranges from 0.75x-to-1.25x to determine the number of PSUs subject to vesting (which will range from 0% to 250% of target), in each case as certified by the C&TM Committee. The final number of PSUs will be earned based on performance relative to the 2024 LTI Adjusted Free Cash Flow Goal as modified by the 2024 TSR Performance Modifier, as certified by the C&TM Committee in the first quarter of 2027 (the “Determination Date”), with vesting generally subject to the satisfaction of the service condition (i.e., the executive’s continued employment through the Determination Date following the three-year performance period).
Importantly, the PSUs are eligible for vesting only if the threshold 2024 LTI Adjusted Free Cash Flow Goal is met. Once the threshold is met, the ultimate number of shares eligible for vesting will be determined by our performance relative to the 2024 LTI Adjusted Free Cash Flow Goal and the 2024 TSR Performance Modifier as discussed above.
Our NEOs each received a 2024 long-term equity incentive award consisting of PSU and RSU grants with target grant date face values as summarized in the table below. The C&TM Committee made its target grant date face value determinations for our NEOs in accordance with the factors discussed under “Compensation Setting Process” above. The aggregate target grant date face value of the awards made to Messrs. Johnson and Koetje and Ms. Detz for 2024 were increased as compared to 2023 after taking into account their respective promotions and increased areas of responsibility during the past two years. The aggregate target grant date face value of the awards made to Messrs. Bowker and Witty for 2024 was increased with respect to Mr. Witty and reduced with respect to Mr. Bowker as compared to 2023, after taking into account their respective changes in roles. The aggregate target grant date face value of the awards made to Ms. Laulis for 2024 was unchanged as compared to 2023.
Each 2024 PSU and RSU grant is subject to the terms and conditions of the 2022 Omnibus Plan and the respective award agreement. Equity grants to our NEOs are described in greater detail in the “2024 Grants of Plan-Based Awards” and the “Outstanding Equity Awards at Fiscal Year-End” tables included under the section entitled “Executive Compensation.”
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2024 PSU and RSU Grants

Name	Target Grant Date Face Value of PSUs ($)	Target Number of PSUs Awarded (#)(1)	Grant Date Face Value of RSUs ($)	Number of RSUs Awarded (#)(2)	Total Target Grant Date Face Value of PSUs and RSUs ($)	Percentage of Total Target Grant Date Face Value of PSUs (%)	Percentage of Total Target Grant Date Face Value of RSUs (%)
Julia M. Laulis	3,480,000	6,428	2,320,000	4,286	5,800,000	60	40
Kenneth E. Johnson(3)	1,260,000	2,388	840,000	1,592	2,100,000	60	40
Todd M. Koetje	1,320,000	2,438	880,000	1,626	2,200,000	60	40
Megan M. Detz	960,000	1,773	640,000	1,182	1,600,000	60	40
Peter N. Witty	720,000	1,330	480,000	887	1,200,000	60	40
Michael E. Bowker(4)	1,080,000	1,995	720,000	1,330	1,800,000	60	40

—–—–—

(1)
2024 PSU awards are earned based upon performance relative to the 2024 LTI Adjusted Free Cash Flow Goal as modified by results achieved over the three-year performance period and determined by the 2024 TSR Performance Modifier, as certified by the C&TM Committee; with vesting subject to the satisfaction of the service condition (i.e., the executive’s continued employment through the Determination Date following the three-year performance period).

(2)	2024 RSU awards are generally eligible to vest in three equal installments over the three anniversaries of their grant date subject to the executive’s continued employment through each such date.

(3)
Mr. Johnson received a 2024 long-term equity incentive award consisting of PSU and RSU grants with a target grant date face value of $1,800,000 and subsequently received an incremental one-time equity award consisting of PSUs and RSUs with a target grant date face value of $300,000 in connection with his promotion to Chief Operating Officer on March 1, 2024.

(4)
Mr. Bowker retired from the Company on April 30, 2024 and ceased to be employed by us. In accordance with the terms of his equity award agreements, he forfeited his entire 2024 long-term equity incentive award consisting of 2024 PSU and RSUs. All payments provided to Mr. Bowker in connection with his departure from the Company are detailed under “Potential Payments upon Termination or Change of Control.”

Other Benefits

Our NEOs are entitled to employee benefits generally available to all our full-time employees including health and welfare benefits. In designing these offerings, we seek to provide an overall level of benefits competitive with those offered by similar companies in the markets where we operate. In addition, our NEOs are eligible to participate in certain retirement and deferred compensation plans as described in more detail below under “Executive Compensation - Retirement Benefits.”

Perquisites
 Perquisites are not a principal element of our executive compensation program. We provide our NEOs with very limited perquisites that are intended to assist the NEOs in the performance of their duties on our behalf or to otherwise provide benefits that have a combined personal and business purpose. For information regarding 2024 perquisites, please see the “All Other Compensation” column of the 2024 Summary Compensation Table under the section entitled “Executive Compensation.”

Severance Benefits
 We have not entered into any employment or severance agreements that provide for payments or benefits in the event of involuntary termination with any of our NEOs except as described under “Executive Compensation Tables - Retirement Benefits” and below under “Executive Compensation - Potential Payments Upon Termination or Change of Control.”
 We do not provide any “single trigger” change of control benefits nor any gross-up payments on excise taxes under Section 280G or Section 409A of the Code to our executive officers. In order to encourage continuity of the executive officers in the event of a change of control and promote the successful execution of our short- and long-term business strategies, our outstanding equity awards are subject to a “double trigger” provision, which means the awards vest only upon a qualifying termination of employment that
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occurs within 18 months following a change of control, as described under “Executive Compensation - Potential Payments Upon Termination or Change of Control.”

Retirement Plans and Agreements

Qualified Defined Contribution Plan
 We maintain the Cable One 401(k) Plan, which is a tax-qualified defined contribution plan. As of January 1, 2024, we provide fully-vested matching contributions on up to 5% of an employee’s eligible compensation, including our NEOs, up to the salary limit applicable to tax-qualified plans ($23,000 in 2024).

Nonqualified Supplemental Executive Retirement Plan and Nonqualified Deferred Compensation Plans
 We maintain a nonqualified supplemental executive retirement plan and a nonqualified deferred compensation plan (each established prior to the Company’s initial public offering in 2015). The nonqualified plans are frozen; contributions or deferrals under the plans were not permitted after December 31, 2015. Explanation and discussion of the frozen retirement plans can be found in the narratives accompanying the “2024 Pension Benefits” and “2024 Nonqualified Deferred Compensation” tables included under “Executive Compensation – Retirement Benefits.”

2025 Compensation Actions

2025 Base Salaries
 As part of our annual executive compensation review process, effective January 1, 2025, the C&TM Committee approved base salary amounts for our NEOs. The base salaries of all our NEOs were increased for 2025 to address significant shortfalls in our total direct compensation levels as compared to the competitive market. These shortfalls have increased despite our efforts to maintain market competitiveness. Generally, target total direct compensation for our executive officers remained below peer median levels. The C&TM Committee made its determinations in accordance with the factors discussed under “Compensation Setting Process” above. In doing so, the C&TM Committee noted significant shortfalls relative to the total direct compensation paid by our comparable peer companies to executives in similar roles and sought to increase the overall market competitiveness of our executive compensation program to drive the recruitment and retention of well-qualified executives. For all NEOs, a substantial portion of total direct compensation is at-risk and tied to objective performance goals, consistent with our compensation philosophy and objectives as discussed under “Objectives of Our Executive Compensation Program” above.

Name(1)	2025 Base Salary ($)	2024 Base Salary ($)	Increase ($)	Increase (%)
Julia M. Laulis	945,000	850,000	95,000	11
Kenneth E. Johnson	475,000	420,000	55,000	13
Todd M. Koetje	445,000	390,000	55,000	14
Megan M. Detz	357,000	320,000	37,000	12
—–—–—

(1)
Effective on January 1, 2025, Mr. Witty assumed the role of Senior Advisor and ceased to be an executive officer of the Company. For 2025, under the terms of his Transition Agreement, he will receive an annualized salary of $180,000. The terms of Mr. Witty’s Transition Agreement are described under footnote (4) to the table included under “Potential Payments upon Termination or Change of Control.”

2025 Annual Executive Bonus Plan
 At the end of 2024, the C&TM Committee approved the 2025 Annual Executive Bonus Plan (the “2025 Bonus Plan”). Consistent with the 2024 Bonus Plan, each of our NEOs who continued to be executive officers in 2025 was awarded a cash incentive opportunity at the beginning of 2025 that provides for payout opportunities based on our performance relative to goals set immediately prior to the beginning of 2025. The C&TM Committee made its cash incentive opportunity determinations in accordance with the
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factors discussed under “Compensation Setting Process” above. As shown in the table below, the 2025 target bonus opportunity percentage of each NEO did not change from the target bonus percentage under the 2024 Bonus Plan.

Name(1)	2025 Target Bonus Opportunity (% of Salary)	2024 Target Bonus Opportunity (% of Salary)	Change (%)
Julia M. Laulis	125	125	—
Kenneth E. Johnson	90	90	—
Todd M. Koetje	90	90	—
Megan M. Detz	90	90	—
—–—–

(1)
Effective on January 1, 2025, Mr. Witty assumed the role of Senior Advisor and ceased to be an executive officer of the Company. For 2025, under the terms of his Transition Agreement, he was not eligible to receive a 2025 Bonus Plan opportunity. The terms of Mr. Witty’s Transition Agreement are described under footnote (4) to the table included under “Potential Payments upon Termination or Change of Control.”

Prior to 2024 Bonus Plan, funding under our annual cash incentive bonus programs had been determined using two financial performance metrics: year-over-year Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA. For 2024, as described in more detail above under “Elements of Our Compensation Program – Annual Cash Incentive Program” above, we changed the performance metrics used to include both: (i) year-over-year growth of our residential HSD subscribers (measured as residential data primary service units); and (ii) a year-over-year adjusted free cash flow growth metric. For 2025, we returned to our previous practice. We believe that the combination of Adjusted EBITDA growth and adjusted capital expenditures as a percentage of Adjusted EBITDA reflects our performance across several key dimensions, including profitability, cash outflows for capital expenditures, and our ability to fund operations and make additional investments with internally generated funds. The 2025 Bonus Plan is intended to motivate and reward our NEOs to achieve and exceed annual financial goals and milestones that are expected to advance our long-term growth strategy. Payouts under the 2025 Bonus Plan will be subject to specified threshold performance under both metrics.

2025 PSU and RSU Grants
Effective January 3, 2025, the C&TM Committee granted PSUs and RSUs to our NEOs with target grant date face values as summarized in the table below. The aggregate target grant date face value of the awards made to all of our NEOs were increased as compared to 2024. The C&TM Committee increased the target grant date face value for all NEOs, assuring a substantial portion of total direct compensation is at-risk and tied to objective performance goals, consistent with our compensation philosophy and objectives as discussed under “Our Executive Compensation Program and Practices – Objectives of Our Executive Compensation Program” above.
The C&TM Committee made its target grant date face value determinations for our NEOs in accordance with the factors discussed under “Compensation Setting Process” above. In doing so, the C&TM Committee noted significant shortfalls relative to the total direct compensation paid by our comparable peer companies to executives in similar roles and sought to increase the overall market competitiveness of our executive compensation program by increasing long-term incentive values to maintain our pay-for-performance philosophy and thereby ensuring a substantial portion of our executive officer compensation is at-risk and tied to objective performance goals.
We used the same program design for our 2025 PSU awards as we used for our 2024 PSU awards. In particular, the performance criteria to be used to determine the vesting of the 2025 PSU awards consists of a year-over-year adjusted free cash flow goal (the “2025 LTI Adjusted Free Cash Flow Goal”), defined as Adjusted EBITDA less capital expenditures and a three-year relative TSR multiplier using a TSR peer group that consists of fifteen peers (the “2025 TSR Performance Modifier”) for the three-year performance period commencing January 1, 2025 and ending December 31, 2027. Accordingly, we differentiate the performance criteria used to determine achievement under our annual cash incentive plan and our annual performance-based vesting equity grants.

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2025 PSU and RSU Grants

Name(1)	Target Grant Date Face Value of PSUs ($)	Target Number of PSUs Awarded (#)(2)	Grant Date Face Value of RSUs ($)	Number of RSUs Awarded (#)(3)	Total Target Grant Date Face Value of PSUs and RSUs ($)	Percentage of Total Target Grant Date Face Value of PSUs (%)	Percentage of Total Target Grant Date Face Value of RSUs (%)
Julia M. Laulis	4,800,000	12,857	3,200,000	8,571	8,000,000	60	40
Kenneth E. Johnson	1,440,000	3,857	960,000	2,571	2,400,000	60	40
Todd M. Koetje	1,200,000	3,214	800,000	2,142	2,000,000	60	40
Megan M. Detz	780,000	2,089	520,000	1,392	1,300,000	60	40
—–—–—

(1)
Effective on January 1, 2025, Mr. Witty assumed the role of Senior Advisor and ceased to be an executive officer of the Company. For 2025, under the terms of his Transition Agreement, he was not eligible for a 2025 PSU or RSU award. The terms of Mr. Witty’s Transition Agreement are described under footnote (4) to the table included under “Potential Payments upon Termination or Change of Control.”

(2)
2025 PSU awards are earned based upon performance relative to the 2025 LTI Adjusted Free Cash Flow Goal as modified by results achieved over the three-year performance period and determined by the 2025 TSR Performance Modifier, as certified by the C&TM Committee; with vesting subject to the satisfaction of the service condition (i.e., the executive’s continued employment through the Determination Date following the three-year performance period.)

(3)	2025 RSU awards are generally eligible to vest in three equal installments over the three anniversaries of their grant date subject to the executive’s continued employment through each such date.

Corporate Governance Policies

Equity Grant Practices
Since 2020, our practice has been to grant our annual equity awards in early January of each year. On occasion, the C&TM Committee may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. Our current executive compensation program does not include stock options or SARs. We have not granted any SARs since 2021. We do not have a practice or policy of granting equity awards in anticipation of the release of material nonpublic information and, in any event, we do not time the release of material non-public information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs.

Stock Ownership Guidelines
 We maintain stock ownership guidelines applicable to our executives, including our NEOs, and our non-employee directors because we believe executives and directors will be better aligned with the long-term interests of stockholders if they are stockholders themselves.
These guidelines, amended effective November 20, 2024, generally require executives to hold stock having a value equal to a multiple of their base salary and non-employee directors to hold stock having a value equal to a multiple of their base cash retainer. Restricted stock awards (“RSAs”), RSUs, performance stock awards (“PSAs”) and PSUs (only to the extent the C&TM Committee has already certified the achievement of the applicable performance goals and those PSAs or PSUs are subject only to future service requirements) and fully owned shares all count towards the applicable guideline for executives, and unvested and deferred RSUs count towards the guideline for non-employee directors. SARs are not counted toward compliance with the applicable executive guideline nor are unearned PSAs or PSUs. An executive or non-employee director is expected to achieve their applicable guideline within five years of the date of election to such position or election to the Board, respectively, unless otherwise approved by the C&TM Committee (the “Compliance Period”). Compliance with these stock ownership guidelines is reviewed annually.
As of December 31, 2024, all of our continuing NEOs and non-employee directors were in compliance with their applicable stock ownership guideline. The stock ownership requirements applicable to our NEOs and our non-employee directors under our stock
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ownership guidelines are as follows: (i) CEO - six (6) times base salary; (ii) COO, CFO or other “C-Suite” Officer (includes all “Chief” officers of the Company) - three and a half (3.5) times base salary; and (iii) each Non-Employee Director - five (5) times annual cash retainer.

 Insider Trading Policy
     We have adopted an insider trading policy (the “Insider Trading Policy”) governing the purchase, sale, and/or other dispositions of our securities by our directors, officers and employees, (including members of their immediate families with anyone with whom they share a household) that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and NYSE listing standards applicable to the Company. While the Insider Trading Policy does not apply to the Company directly, it is the Company's practice to follow the same guidelines and restrictions on transactions involving our stock that apply to our directors, officers and employees. To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, subject to certain limited exceptions, our Insider Trading Policy includes quarterly trading blackout periods applicable to any individual that is a member of our restricted trading population and provides that the Company may institute additional special trading blackout periods from time to time. Additionally, all members of the restricted trading population are required to obtain prior trading approval for transactions involving Company securities in accordance with previously established procedures. Furthermore, our Insider Trading Policy provides that it is inappropriate for any executive officer or director, as well as any other employee who is a member of our restricted trading population, to enter into speculative transactions in our securities and prohibits them from: (i) trading derivative securities, such as puts, calls, options and similar instruments; (ii) entering into hedging or monetization transactions or similar arrangements, such as collars and forward-sale contracts; (iii) engaging in short sale transactions in our securities; (iv) buying our securities on margin or pledging any Company securities as collateral, including borrowing against any account in which such securities are held; (v) engaging in short-term trades of purchasing and selling or selling and purchasing the Company’s securities within 30 calendar days where such subsequent transaction results in an investment gain to the individual placing the transaction; and (vi) placing standing or limit orders on the Company’s securities (other than under an approved 10b5-1 trading plan). The foregoing summary of our Insider Trading Policy does not purport to be complete and is qualified by reference to the full text of such policy, a copy of which can be found as Exhibit 19 to our 2024 Form 10-K.

Clawback Policies

The Incentive Compensation Recovery Policy (the "ICRP")
 Effective November 16, 2023, we adopted a clawback policy, the ICRP, as required by Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 under the Exchange Act and the applicable NYSE listing standards. The ICRP is filed as an exhibit to the 2024 Form 10-K and provides for recovery of erroneously awarded incentive compensation paid to executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. The ICRP applies independently of any other clawback, recoupment or forfeiture policies, agreements or other arrangements of the Company.

Additional Clawback Policies
In conjunction with adoption of the ICRP, we amended our existing clawback policy effective November 16, 2023 (the “Clawback Policy”). Our Clawback Policy works in tandem with the ICRP and provides for the ability to recoup incentive compensation granted, paid or otherwise provided to our executives and certain other employees. Below is a summary of events that may trigger recoupment under the Clawback Policy.
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■
Restatement of Financial Results – in the event of a restatement within the preceding three completed fiscal years (other than due to a change in or retrospective application of applicable accounting principles, methods, rules or interpretations) where the impact would have lowered the incentive compensation amount.

■
Legal or Compliance Violations/Misconduct – in the event of fraud or dishonesty by an employee; a willful act (or failure to act) in bad faith to the material detriment of the Company; material noncompliance with Company policies and guidelines, including misconduct, or the grossly negligent failure to supervise an employee who engaged in misconduct, that had a significant negative impact on the Company; intentional manipulation or attempted manipulation of any performance metric, financial indicator or other goal for personal gain; violation of applicable restrictive covenants; and violation of the policy or any other recoupment or clawback policy adopted by the Company to the extent necessary to address the requirements of applicable law.

The Board may seek recoupment under the Clawback Policy in any manner it chooses to the extent permitted by law, including reducing current or future incentive compensation awards (except in violation of Section 409A of the Code); requiring reimbursement or repayment of cash-based incentive compensation awards paid (within the previous three-year period); cancelling all or a portion of unvested equity awards, vested equity awards (within the previous three-year period) and any dividends accrued or paid in respect of such equity awards; requiring the return of certain net shares and dividends paid from vested, exercised, settled and sold equity awards (within the previous three-year period); and any other method of reducing the total direct compensation granted, paid or otherwise provided (within the previous three-year period or any current or future period). For purposes of the Clawback Policy, incentive compensation includes, but is not limited to, annual and discretionary cash bonuses, PSAs, PSUs, RSAs, RSUs and SARs.
On October 2, 2024, we restated our previously issued audited consolidated financial statements for the years ended December 31, 2023 and 2022 (the “Restatement”) that were previously filed in our Annual Report on Form 10-K on February 23, 2024 (the “Original 2023 Annual Report”) and our previously issued unaudited condensed consolidated financial statements for the three months ended March 31, 2024 and the three and six months ended June 30, 2024 that were previously filed in our Quarterly Reports on Form 10-Q on May 3, 2024 and August 2, 2024, respectively. There was no impact to the Company’s consolidated statement of cash flows except for the presentation of net income (loss) offset by the respective adjustments to reconcile net income (loss) to net cash provided by operating activities. Additionally, there was no impact to the Company’s previously reported revenues, capital expenditures, cash flows from operating activities or Adjusted EBITDA (as defined and described in Annex A of this Proxy Statement under “Use of Non-GAAP Financial Measures”).
In connection with the Company’s Amendment No. 1 to its Annual Report on Form 10-K/A, which amended and restated certain information included in the Original 2023 Annual Report, the Company considered whether the Restatement required recovery of erroneously awarded incentive-based compensation pursuant to the Company’s ICRP. The Company concluded that the Restatement did not impact related performance metrics used for executive management’s compensation and therefore no recovery of incentive-based compensation was required under the ICRP. Further, the Company considered whether the Restatement required recoupment of incentive compensation pursuant to the Clawback Policy and concluded that the Restatement did not impact related performance metrics used for executive management’s compensation and therefore no recoupment of incentive compensation was required under the Clawback Policy.

 Compensation Program Risk Assessment

As part of its oversight role, the C&TM Committee considers the impact of our compensation program, policies and practices (both at the executive and below-executive levels), on our overall risk profile. Specifically, the C&TM Committee, with assistance from our CEO, reviews the compensation plans, incentive plan design, incentive payouts and factors that may affect the likelihood of excessive risk taking to determine whether they present a significant risk to the Company. We believe that our compensation program provides an effective balance in cash and equity mix and short- and longer-term performance periods, and also allows for the C&TM Committee’s application of discretion to override formulaic results. We also maintain policies to mitigate compensation-related risk such as stock ownership guidelines, caps on incentive payouts, vesting periods on equity, the “clawback” policies, and insider-trading prohibitions as well as independent C&TM Committee oversight. Based on this review, the C&TM Committee determined that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
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COMPENSATION AND TALENT MANAGEMENT COMMITTEE REPORT

The Compensation and Talent Management Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on its review and discussion with management, the Compensation and Talent Management Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Katharine B. Weymouth, Chair
Brad D. Brian
Wallace R. Weitz
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EXECUTIVE COMPENSATION

2024 Summary Compensation Table

The following table shows the compensation earned or paid by the Company during 2024 to our NEOs as of December 31, 2024. Information is also provided for 2023 and 2022 if the NEO was included in the Summary Compensation Table for those years. In accordance with SEC rules, the stock awards reported in the table below are reported based on the aggregate grant date fair value and do not represent the amounts actually realized by the NEOs, with the values realized by the NEOs, if any, impacted by the Company’s performance against pre-established performance goals for the PSUs and the Company’s stock price at settlement for all stock awards.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Julia M. Laulis Chair of the Board, President and CEO	2024	850,000	—	6,201,002	768,833	4,735	220,401	8,044,971
	2023	850,000	—	6,190,794	578,613	4,476	110,597	7,734,480
	2022	770,000	—	3,030,759	966,310	—	28,960	4,796,029
Kenneth E. Johnson Chief Operating Officer	2024	413,443	—	2,244,904	228,684	—	77,333	2,964,364
	2023	330,000	—	1,120,484	161,739	—	32,692	1,644,915
	2022	284,000	—	877,140	185,331	—	19,108	1,365,579
Todd M. Koetje Chief Financial Officer	2024	390,000	—	2,352,129	253,986	—	69,101	3,065,216
	2023	350,000	—	1,814,429	171,542	—	25,508	2,361,479
	2022	290,578	—	840,523	271,069	—	461	1,402,631
Megan M. Detz Chief People Officer	2024	320,000	—	1,710,289	208,399	—	58,299	2,296,987
Peter N. Witty Chief Legal and Administrative Officer	2024	382,000	—	1,283,138	248,776	—	57,715	1,971,629
	2023	382,000	—	1,120,484	135,218	—	34,373	1,672,075
Michael E. Bowker(5) Former Chief Growth Officer	2024	155,383	—	1,924,437	—	—	154,650	2,234,470
	2023	470,000	—	2,455,668	230,356	—	60,644	3,216,668
	2022	427,000	—	1,232,879	385,821	—	26,397	2,072,097
—–—–—

(1)
Amounts in these columns represent the grant date fair value of the PSA, PSU, RSA and RSU awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”) and reflect an estimate of the grant date fair value of PSA, PSU, RSA and RSU grants made during each year indicated, rather than the amounts paid to or realized by our NEOs. The amounts included for the PSAs and the PSUs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant. There can be no assurance that the amounts shown will be realized, and amounts could ultimately exceed these calculated fair values. See Note 15 of the Notes to the Consolidated Financial Statements contained in our 2024 Form 10-K for a discussion of the assumptions used in the valuation of the awards.

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Amounts in the “Stock Awards” column represent the grant date fair value of the PSU and RSU awards granted in 2024 as follows:

Name	Stock Awards – Grant Date Fair Value of PSUs ($)	Stock Awards – Grant Date Fair Value of RSUs ($)	Total ($)
Julia M. Laulis	3,880,776	2,320,226	6,201,002
Kenneth E. Johnson	1,405,009	839,895	2,244,904
Todd M. Koetje	1,471,894	880,235	2,352,129
Megan M. Detz	1,070,413	639,876	1,710,289
Peter N. Witty	802,961	480,177	1,283,138
Michael E. Bowker	1,204,441	719,996	1,924,437

Set forth below is the maximum value for the PSUs granted to our NEOs during 2024 (i.e., 250% of the target award value) calculated using exact values. Minor differences may exist due to rounding.

Name	Stock Awards – Maximum Value of PSUs ($)
Julia M. Laulis	9,701,941
Kenneth E. Johnson	3,511,966
Todd M. Koetje	3,679,734
Megan M. Detz	2,675,731
Peter N. Witty	2,007,402
Michael E. Bowker	3,010,802

(2)
Amounts in this column for 2024, 2023, and 2022 represent payments under our annual cash incentive program for each year. The 2024 Bonus Plan is described in further detail under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Annual Cash Incentive Program” above.

(3)
The amounts shown in this column represent increases, if any, in the present value of benefits under the Cable One, Inc. Supplemental Executive Retirement Plan (the “Cable One SERP”) as described in the “Retirement Benefits” section below. There were no above-market or preferential earnings on compensation that was deferred on a basis that is not tax-qualified. Thus, no such earnings are reflected in the amounts shown in this column.

The values of accumulated plan benefits for each year presented were determined based on a discount rate of 5.46% and using Pri-2012 fully generational white collar mortality table for females using Scale MP-2021.

See the “Retirement Benefits” section below and the "2024 Pension Benefits table" for additional information regarding these benefits.

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(4)	The amounts shown for 2024 consist of the following:

All Other Compensation

Name	Perquisites ($)(4a)	401(k) Company Contributions ($)(4b)	PSA and PSU Dividends ($)(4c)	Post-Termination Compensation ($)(4d)	Total ($)
Julia M. Laulis	840	17,250	202,311	—	220,401
Kenneth E. Johnson	6,628	14,162	56,543	—	77,333
Todd M. Koetje	—	—	69,101	—	69,101
Megan M. Detz	900	9,231	48,168	—	58,299
Peter N. Witty	900	17,250	39,565	—	57,715
Michael E. Bowker	300	8,315	70,399	75,636	154,650
—–—–—

(4a)
The amount in this column for Mr. Johnson consists of travel and related spousal and family expenses in connection with performance incentive travel reimbursed by the Company. Amounts in this column for Ms. Laulis, Ms. Detz, Mr. Witty and Mr. Bowker consist of the Company’s reimbursement cost for data, video and voice services. We provide data, video and voice service cost reimbursement benefits to certain of our corporate office employees and similar benefits to employees who reside in one of our markets.

(4b)	Amounts in this column represent fully-vested 401(k) matching contributions.

(4c)
Amounts in this column represent dividends attributable to PSAs and PSUs that are not included in the grant date fair value of such PSAs and PSUs at target, which are reported in the “Stock Awards” column of the 2024 Summary Compensation Table. PSAs and PSUs are credited with cash dividends, which are subject to the same vesting terms as the underlying award. Dividends on PSAs and PSUs will not vest unless and until the performance and service conditions applicable to the award have been achieved.

(4d)
This amount includes the following separation benefits provided to Mr. Bowker: (i) a lump sum cash payment of $15,636 equivalent to the cost to Mr. Bowker of eight months of COBRA premiums for the continuation of group health care coverage; and (ii) $60,000 for consulting services provided to the Company under the terms of his Consulting Services Agreement.

(5)
Mr. Bowker retired from the Company on April 30, 2024 and ceased to be employed by us. In accordance with the terms of our annual cash incentive program and his equity award agreements, he forfeited the entire amount of his 2024 equity incentive award with a grant date face value of $1,924,437. Under the terms of our 2024 non-equity incentive plan he was not eligible to receive a non-equity incentive award because he left the Company prior to the C&TM Committee's certification of 2024 AEBP performance results and payouts. All payments provided to Mr. Bowker in connection with his departure from the Company are detailed under “Potential Payments upon Termination or Change of Control.”

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 2024 Grants of Plan-Based Awards

The following table shows information with respect to each plan-based award granted under the 2022 Omnibus Plan to our NEOs during 2024.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Julia M. Laulis	—	—	478,125	1,062,500	2,125,000	—	—	—	—	—
	01/03/2024	12/31/2023	—	—	—	2,443	6,428	16,070	—	3,880,776
	01/03/2024	12/31/2023	—	—	—	—	—	—	4,286	2,320,226
Kenneth E. Johnson(6)	—	—	167,444	372,098	744,196	—	—	—	—	—
	01/03/2024	12/31/2023	—	—	—	758	1,995	4,987	—	1,204,441
	01/03/2024	12/31/2023	—	—	—	—	—	—	1,330	719,996
	03/01/2024	03/01/2024	—	—	—	149	393	982	—	200,568
	03/01/2024	03/01/2024	—	—	—	—	—	—	262	119,899
Todd M. Koetje	—	—	157,950	351,000	702,000	—	—	—	—	—
	01/03/2024	12/31/2023	—	—	—	926	2,438	6,095	—	1,471,894
	01/03/2024	12/31/2023	—	—	—	—	—	—	1,626	880,235
Megan M. Detz	—	—	129,600	288,000	576,000	—	—	—		—
	01/03/2024	12/31/2023	—	—	—	674	1,773	4,432		1,070,413
	01/03/2024	12/31/2023	—	—	—	—	—	—	1,182	639,876
Peter N. Witty	—	—	154,710	343,800	687,000	—	—	—	—	—
	01/03/2024	12/31/2023	—	—	—	505	1,330	3,325	—	802,961
	01/03/2024	12/31/2023	—	—	—	—	—	—	887	480,177
Michael E. Bowker(7)	—	—	190,350	423,000	846,000	—	—	—	—	—
	01/03/2024	12/31/2023	—	—	—	758	1,995	4,987	—	1,204,441
	01/03/2024	12/31/2023	—	—	—	—	—	—	1,330	719,996
—–—–—

(1)	The date in this column is the date the C&TM Committee approved the equity-based award.

(2)
The information in the “Threshold,” “Target” and “Maximum” columns reflect potential payouts based on performance targets set under the 2024 Bonus Plan. The amounts actually paid appear in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table. For further information about these awards, please see "Compensation Discussion and Analysis - Elements of Our Compensation Program - Annual Cash Incentive Program" above.

(3)
The information in the “Threshold,” “Target” and “Maximum” columns reflects the potential share payouts for the portion of the 2024 long-term incentive compensation award granted in the form of PSUs (60% of the long-term incentive compensation award). The actual number of PSUs earned is determined based on Company performance relative to the 2024 LTI Adjusted Free Cash Flow Goal and relative TSR performance over the three-year performance period from 2024 through 2026. Under the terms of the PSU awards, the number of PSUs are earned based on achievement of the 2024 LTI Adjusted Free Cash Flow Goal (performance may range from 0% to 200% of target based on actual performance) and such number is subject to the application of the (0.75x-to-1.25x) 2024 TSR Performance Modifier to determine the total number of PSUs eligible for vesting (which will range from 0% to 250% of target) with vesting subject to the satisfaction of the service condition (i.e., the executive’s continued employment through the Determination Date following the three-year performance period). If the threshold performance level for the 2024 LTI Adjusted Free Cash Flow Goal is not met, the executive would not vest in any portion of the award. The amount reported in the “Threshold” column represents the minimum level of PSUs that may vest based on achievement of the minimum 2024 LTI Adjusted Free Cash Flow Goal and the application of the 0.75x TSR Performance Modifier. The amount reported in the “Target” column represents target achievement of the 2024 LTI Adjusted Free Cash Flow Goal and application of the 1.0x TSR multiplier. The amount reported in the “Maximum” column represents maximum achievement of the 2024 LTI Adjusted Free Cash Flow goal and application of the 1.25x TSR Performance Modifier. For further information regarding these awards, please see “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive Awards” above.

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(4)
Amounts in this column represent the portion of the 2024 long-term incentive compensation award granted in the form of RSUs (40% of the award). The 2024 RSUs are generally eligible to vest in three equal installments over the three anniversaries of the grant date, provided the executive continues to be employed by us through each such date. For further information about these awards, please see “Compensation Discussion and Analysis—Elements of Our Compensation Program—Long-Term Annual Equity Incentive Awards” above.

(5)
Amounts in this column represent the grant date fair value of 2024 PSU and 2024 RSU awards computed in accordance with Topic 718. The amounts included for the 2024 PSUs granted to each NEO are based on achievement of the underlying performance conditions at target (i.e., 100% of the target award value), which was determined to be the probable outcome at the time of grant.

(6)
Mr. Johnson was promoted to Chief Operating Officer on March 1, 2024. The estimated future payouts under non-equity incentive plan awards reported in the table are based on a salary of $380,000 effective January 1, 2024 and a salary of $420,000 effective March 1, 2024, resulting in a prorated 2024 target bonus opportunity. Additionally, Mr. Johnson received an incremental one-time equity award consisting of PSUs and RSUs with a target grant date face value of $300,000. For further information please see "Annual Cash Incentive Program” and "2024 PSU and RSU Grants” under the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Program" above.

(7)
Mr. Bowker retired from the Company on April 30, 2024 and ceased to be employed by us. In accordance with the terms of our annual cash incentive program and his equity award agreements, he forfeited all the 2024 estimated payouts under non-equity and equity incentive plan awards reported in this table. All payments provided to Mr. Bowker in connection with his departure from the Company are detailed under “Potential Payments upon Termination or Change of Control.”

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Outstanding Equity Awards at 2024 Fiscal Year-End

The following table sets forth information at fiscal year-end concerning outstanding grants of equity awards to the NEOs. At fiscal year-end, none of our NEOs held any outstanding option awards with respect to the Company.

		SAR Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised SARs Exercisable (#)	Number of Securities Underlying Unexercised SARs Unexercisable (#)	SAR Exercise Price ($)	SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Julia M. Laulis	1/3/2017	2,000	—	619.66	1/3/2027	—	—	—	—
	1/3/2018	2,000	—	707.17	1/3/2028	—	—	—	—
	1/3/2019	2,000	—	811.96	1/3/2029	—	—	—	—
	1/3/2021	—	—	—	—	90	32,591	—	—
	1/3/2022	—	—	—	—	1,419	513,848	—	—
	1/3/2023	—	—	—	—	2,222	804,631	12,498	4,525,776
	1/3/2024	—	—	—	—	4,286	1,552,046	16,070	5,819,268
Kenneth E. Johnson	7/3/2017	366	—	719.01	7/3/2027	—	—	—	—
	1/3/2018	1,000	—	707.17	1/3/2028	—	—	—	—
	1/3/2019	1,500	—	811.96	1/3/2029	—	—	—	—
	1/3/2021	—	—	—	—	31	11,226	—	—
	1/3/2022	—	—	—	—	407	147,383	—	—
	1/3/2023	—	—	—	—	402	145,572	2,262	819,115
	1/3/2024	—	—	—	—	1,330	481,620	4,987	1,805,892
	3/1/2024	—	—	—	—	262	94,875	982	355,602
Todd M. Koetje	10/1/2021	1,500	500	1,845.13	10/1/2031	—	—	—	—
	1/3/2022	—	—	—	—	390	141,227	—	—
	1/3/2023	—	—	—	—	651	235,740	3,663	1,326,446
	1/3/2024	—	—	—	—	1,626	588,807	6,095	2,207,121
Megan M. Detz	7/1/2021	1,500	500	1,902.23	7/1/2031	—	—	—	—
	1/3/2022	—	—	—	—	407	147,383	—	—
	1/3/2023	—	—	—	—	421	152,453	2,370	858,224
	1/3/2024	—	—	—	—	1,182	428,026	4,432	1,604,916
Peter N. Witty	1/3/2019	375	—	811.96	1/3/2029	—	—	—	—
	1/3/2021	—	—	—	—	31	11,226	—	—
	1/3/2022	—	—	—	—	346	125,294	—	—
	1/3/2023	—	—	—	—	402	145,572	2,262	819,115
	1/3/2024	—	—	—	—	887	321,200	3,325	1,204,049
Michael E. Bowker (5)	1/3/2022	—	—	—	—	—	—	330	119,500
	1/3/2023	—	—	—	—	—	—	2,186	791,594
—–—–—

(1)
Generally, outstanding SARs are eligible to vest in four equal installments over the four anniversaries of the grant date; outstanding RSAs are eligible to either vest in four equal installments over the four anniversaries of the grant date or cliff-vest on the third anniversary of the grant date; outstanding PSAs will cliff-vest on the third anniversary of the grant date; outstanding RSUs are eligible to vest in three equal installments over the three anniversaries of the grant date; and the actual number of outstanding PSUs that will vest is dependent on our performance relative to performance goals over the applicable three-year performance period, as certified by the C&TM Committee on the Determination Date which will occur in the quarter following each respective performance period, provided in all cases the executive continues to be employed by us through such dates.

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The following table shows the grant date and remaining vesting dates of unvested SARs, PSAs, RSAs, RSUs and PSUs held by our NEOs on December 31, 2024:

Award Type	Grant Date	Remaining Vesting Date(s)
SAR	July 1, 2021	July 1, 2025
SAR	October 1, 2021	October 1, 2025
PSA	January 3, 2022	January 3, 2025
RSA	January 3, 2021	January 3, 2025
RSA	January 3, 2022	January 3, 2025 and 2026
RSU	January 3, 2023	January 3, 2025 and 2026
RSU	January 3, 2024	January 3, 2025, 2026 and 2027
RSU	March 1, 2024	January 3, 2025, 2026 and 2027
PSU	January 3, 2023	Between December 31, 2025 and March 15, 2026, provided that the applicable performance criteria are met
PSU	January 3, 2024	Between December 31, 2026 and March 15, 2027, provided that the applicable performance criteria are met
PSU	March 1, 2024	Between December 31, 2026 and March 15, 2027, provided that the applicable performance criteria are met

(2)
The PSAs granted in 2022 were subject to performance-based vesting conditions based on the achievement of certain performance goals selected from those specified in the 2015 Omnibus Incentive Compensation Plan (the “2015 Plan”) and were earned at 100.4% of target, based on the achievement of applicable performance metrics, but remained subject to service-based vesting requirements as of December 31, 2024. The RSAs granted in 2021 and 2022 and the RSUs granted in 2023 and 2024 are also subject to service-based vesting requirements.

(3)	Calculated using the closing price of a share of our common stock on December 31, 2024, the last trading day of 2024, which was $362.12.

(4)
With respect to the PSUs granted in 2023 and 2024, the number of shares that will actually vest is dependent upon our performance relative to performance goals over the 2023-2025 performance period and the 2024-2026 performance period, respectively, as certified by the C&TM Committee on the Determination Date, which will occur in the quarter following each respective performance period, and subject to the executive’s continued employment through the each such date. The number of PSUs shown above assumes a maximum level of performance.

(5)
Mr. Bowker retired from the Company on April 30, 2024 and ceased to be employed by us. In accordance with the terms of our annual cash incentive program and his equity award agreements, he forfeited the entire amount of his 2024 equity incentive award, consisting of 2024 RSUs and PSUs, granted on January 3, 2024. All payments provided to Mr. Bowker in connection with his departure from the Company are detailed under “Potential Payments upon Termination or Change of Control.”

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2024 SAR Exercises and 2024 Stock Vested

The following table sets forth information regarding the exercise of SAR awards and vesting of stock awards during 2024. At fiscal year-end, none of our NEOs exercised or held any option awards with respect to the Company.

	SAR Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Julia M. Laulis	—	—	2,583	1,398,307
Kenneth E. Johnson	—	—	717	388,148
Todd M. Koetje	—	—	765	338,327
Megan M. Detz	—	—	674	284,472
Peter N. Witty	—	—	594	321,562
Michael E. Bowker (2)	—	—	1,260	656,141
—–—–—

(1)	Calculated using the applicable closing price of a share of our common stock based on the applicable exercise measurement or vesting date.

(2)
The number of shares acquired on vesting for Mr. Bowker consists of: (i) 40, 51 and 92 shares related to RSAs granted in 2020, 2021 and 2022, respectively; (ii) 494 shares related to PSAs granted in 2021; and (iii) 583 shares related to RSUs granted in 2023. Of these shares, 1,084 vested on January 3, 2024 and 176 vested on April 30, 2024.

Retirement Benefits

Defined Benefit Pension Plans

Ms. Laulis participates in the defined benefit portion of the Cable One SERP (the "Cable One DB SERP"). None of our other NEOs participate in the Cable One DB SERP and on July 1, 2015, benefit accruals were frozen under the Cable One DB SERP, and the plan was closed to new participants. The Cable One DB SERP is a nonqualified plan that provides Ms. Laulis with a “supplemental retirement benefit.” The value of her supplemental benefit is based on the benefit formulas set forth in the tax-qualified defined benefit plan sponsored by Graham Holdings Company (our parent company prior to our July 2015 spin-off) (the “GHC Retirement Plan”). More specifically, her benefit under the Cable One DB SERP is calculated by reference to base salary, years of service, and bonuses under Graham Holdings Company’s 2012 Incentive Compensation Plan without regard to (i) the salary limitation applicable to tax-qualified plans ($345,000 in 2024) or (ii) the benefit limitation applicable to tax-qualified plans ($275,000 per year commencing at age 65 in 2024). The Cable One DB SERP provides benefits only to the extent that the benefit described above exceeds the benefit in the GHC Retirement Plan. Benefits under the Cable One DB SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in the GHC Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date. Ms. Laulis is fully vested in her benefit under the Cable One DB SERP.

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2024 Pension Benefits

The following table shows years of credited service and the present value of accumulated benefits for Ms. Laulis under the Cable One DB SERP, as of December 31, 2024.

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Julia M. Laulis	Cable One DB SERP	17	88,874	—
—–—–—

(1)	Data in this column represents the number of years of credited service earned.

(2)
Amounts in this column represent the actuarial present value of the accumulated benefits under the plan. The assumptions used in determining the present value of accumulated benefits are the Pri-2012 fully generational white-collar mortality table for females using Scale MP-2021 and a 5.46% discount rate. The benefits valued reflect service and earnings through the accrual freeze date of June 30, 2015 and are valued at age 65. There can be no assurance that the amounts listed in this column will ever be fully paid out.

Defined Contribution Plans

The C&TM Committee believes that both the U.S. tax-qualified and supplemental defined contribution plans are integral parts of our overall executive compensation program. Effective as of the spin-off, we established a defined contribution plan intended to be tax-qualified (the “Cable One 401(k) Plan”). The Cable One 401(k) Plan provides for non-discretionary matching contributions up to 5% of an employee’s eligible compensation up to the salary limitation applicable to tax-qualified plans ($345,000 in 2024). Participants are immediately vested in the Company matching contributions.
 In addition, effective as of the July 2015 spin-off, we established the defined contribution portion of the Cable One SERP (the "Cable One DC SERP"). Except for Ms. Laulis, none of our other NEOs participate in the Cable One DC SERP and on July 1, 2015, benefit accruals were frozen under the Cable One DC SERP, and the plan was closed to new participants. The Cable One DC SERP provides Ms. Laulis with tax-deferred accruals of amounts proportionate to the benefits available in her 401(k) plan to the extent that benefits exceed those under the sponsored basic plan because of the tax law limitations ($69,000 in 2024). Among the benefits provided under the Cable One DC SERP is a supplemental defined contribution plan benefit wherein we provided a matching contribution percentage up to 3% of Ms Laulis’ base salary in excess of the annual covered compensation limit applied to qualified plan benefits. Ms. Laulis was required to defer compensation to the Cable One DC SERP in order to receive the applicable matching Cable One credit each year. Deferred amounts will earn investment credits in accordance with Ms. Laulis’ elections from a choice of investment indexes. Amounts deferred under the Cable One DC SERP are payable on the first day of the seventh month following termination of service.

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2024 Nonqualified Deferred Compensation

The following table shows quantitative information with respect to Ms. Laulis’ participation in the Cable One DC SERP as of December 31, 2024.

Name	Deferred Compensation Arrangement	Executive Contributions in 2024 ($)	Registrant Contributions in 2024 ($)	Aggregate Earnings ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2024 ($)
Julia M. Laulis	Cable One DC SERP	—	—	7,994	—	76,882
—–—–—

(1)
The amount shown in this column reflects performance of investment indexes selected by Ms. Laulis. The aggregate earnings in this column are not reflected in the 2024 Summary Compensation table. In accordance with Item 402, gains if any, would be included as nonqualified compensation earnings in the 2024 Summary Compensation Table only if above-market or preferential (exceeding the 120% of the applicable Code rate). Gains that reflect market performance or losses are not included.

Potential Payments Upon Termination or Change of Control

The following are descriptions of potential accelerated vesting and payments that would be provided to our NEOs (or, in the case of death, to their respective estates or beneficiaries) under the PSA, PSU, RSA, RSU and SAR award agreements and the Cable One, Inc. 2022 Senior Executive Severance Pay Plan (the "Cable One Executive Severance Plan") following a termination of their employment.

Termination of Employment

In the event the employment of any NEO is terminated by the Company other than for “Cause” or by the NEO with “Good Reason” (a “qualifying termination”) on or following the first anniversary of the grant date: (a) the PSUs and PSAs will remain outstanding and subject to any applicable performance conditions and the restrictions that apply to a prorated portion of PSUs will lapse at the time the C&TM Committee determines the applicable performance conditions have been achieved based on the number of days that have elapsed since the grant date, and (b) a prorated portion of RSUs, RSAs and SARs will vest based on the number of days that have elapsed since the grant date. As defined in the applicable award agreements, “Cause” generally means any of the following: (i) fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Company funds or property; (ii) failure by the executive to substantially perform their duties; (iii) a conviction or plea of guilty or no contest to a felony or crime of moral turpitude; (iv) bad faith actions that result in a material detriment to the Company; or (v) material non-compliance or breach of Company agreements and policies, including misconduct, or a grossly negligent failure to supervise, that resulted in a material violation of Company policy that had a significant negative impact on the Company. As defined in the applicable agreements, “Good Reason” generally means any of the following: (i) a material reduction in base salary or target bonus opportunity; (ii) a material diminution of the executive’s title, duties or responsibilities; (iii) required relocation of the executive by more than 50 miles; or (iv) material breach of the applicable agreement by the Company.

Change of Control

In accordance with the terms of the respective equity award agreements, outstanding PSAs, PSUs, RSAs, RSUs and SARs will not accelerate vesting in connection with a “change of control” of the Company unless either, (a) a successor company refuses to assume the outstanding awards or substitute awards with the same material terms and conditions (including vesting) or (b) within 18 months following a change of control, the executive officer experiences a qualifying termination. In the event achievement of the applicable performance goals for the PSUs has not been determined prior to the change of control or qualifying termination, as applicable, such performance goals will be deemed achieved at target-level performance. For purposes of these agreements, change of control (as defined in the 2022 Omnibus Plan or the 2015 Plan, as applicable) generally means any of the following: (i) during any period of 24 months, our directors on the first day of such period (the “Incumbent Directors”) no longer constitute a majority of our directors (provided that any director supported by a majority of the Incumbent Directors will be considered an Incumbent Director);
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(ii) completion of a merger, sale of substantially all of the assets of or similar transaction involving the Company, following which the Company’s stockholders hold 50% or less of the combined voting power of the surviving entity; (iii) our stockholders approve a plan of complete liquidation or dissolution; or (iv) any person or entity becomes the beneficial owner of 30% or more of the combined voting power of the Company.
The Cable One Executive Severance Plan provides for severance payments in the event of a termination of employment of an executive officer constitutes a “Qualifying Event” during the period commencing three months prior to the date upon which a “change of control” occurs and ending 18 months following the date upon which the change of control occurred (the “Protection Period”). If benefits under the Cable One Executive Severance Plan are triggered: (a) the Company’s “C-suite” officers would be eligible to receive a lump sum cash payment equal to 2.5 times such officer’s base salary and target annual cash incentive bonus; and (b) senior vice presidents of the Company would be eligible to receive a lump sum cash payment equal to two times their base salary and target annual cash incentive bonus. Additionally, participants in the Cable One Executive Severance Plan would be eligible to receive a pro-rated annual cash incentive bonus payment at target for the year in which their termination occurs and a lump sum cash payment equal to 18 times the monthly premium required to continue group health care coverage based on monthly COBRA premiums in effect at the time of termination of employment.
As defined in the Cable One Executive Severance Plan, “Qualifying Event” includes any one of the following: (a) the Company’s termination of the participant’s employment without “Cause” during a Protection Period, or (b) in the case of participants who are “C-suite” officers or senior vice presidents of the Company, the participant’s voluntary termination of employment for “Good Reason” during a Protection Period; “Cause” means any of the following: (i) fraud, misappropriation, dishonesty, theft, embezzlement or intentional misuse of Company funds or property, (ii) failure by the executive to substantially perform his or her duties, (iii) a conviction or plea of guilty or no contest to a felony or crime of moral turpitude, (iv) bad faith actions that result in a material detriment to the Company, (v) material non-compliance of Company policies and guidelines, including misconduct, or a grossly negligent failure to supervise, that resulted in a material violation of Company policies and guidelines that had a significant negative impact on the Company, and (vi) material breach of any restrictive covenant provision contained in any agreement between the participant and the Company; and “Good Reason” means any of the following: (i) a material reduction in base salary or target bonus opportunity; (ii) a material diminution of the executive’s title, duties or responsibilities; or (iii) required relocation of the executive by more than 50 miles. For purposes of the Cable One Executive Severance Plan, “change of control” generally has the same meaning as in the 2022 Omnibus Plan and the 2015 Plan.

Mr. Bowker

Mr. Bowker retired from the Company on April 30, 2024 and ceased to be employed by us. In connection with Mr. Bowker’s retirement from the Company on April 30, 2024, the Company and Mr. Bowker entered into the Separation Agreement. Under the terms of the Separation Agreement, Mr. Bowker received a lump sum cash payment equivalent to the cost of eight months of premiums required to continue group health care coverage under COBRA. In order to assist with the orderly transition of duties and responsibilities, the Company and Mr. Bowker also entered into a Consulting Agreement. Under the terms of the Consulting Agreement, Mr. Bowker received a cash fee of $250 per hour for each hour of service provided to the Company from May 1, 2024 through January 31, 2025. Accordingly, Mr. Bowker received the following payment amounts: (i) a lump sum cash payment of $15,636 equivalent to the cost to Mr. Bowker of eight months of COBRA premiums for the continuation of group health care coverage; and (ii) $60,000 for consulting services provided to the Company in 2024.
Additionally, under the terms of the Separation Agreement, the following outstanding equity awards held by Mr. Bowker vested in accordance with the pro-rata vesting terms applicable for a “Good Reason” termination pursuant to the terms of his outstanding equity award agreements: (i) the service-based restricted stock award (“RSA”) granted January 3, 2021 (“2021 RSA”); (ii) the RSA granted January 3, 2022 (“2022 RSA”); (iii) the performance-based restricted stock award (“PSA”) granted January 3, 2022 (“2022 PSA”); (iv) the RSUs granted January 3, 2023 (“2023 RSU”) and (v) the PSUs granted January 3, 2023 (“2023 PSU”). The outstanding equity awards held by Mr. Bowker vested or are eligible to vest based on service months from each respective grant date through his separation date. Accordingly, he vested in 12 and 22 shares subject to his 2021 RSA and 2022 RSA agreements, respectively, and 142 shares subject to his 2023 RSU award agreement. Additionally, Mr. Bowker vested in 330 shares subject to his 2022 PSA agreement based on Company performance and service through his separation date and remains eligible to vest in 2,186 shares subject to his 2023 PSU award agreement, with the actual number of shares to vest to be determined based on actual
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performance through the applicable performance period. The estimated value of the shares under his outstanding award agreements is $990,927 based on the closing price of the Company’s common stock on April 30, 2024 which was $393.85 per share.

Other NEOs

For the NEOs other than Mr. Bowker, we have quantified the potential payments our NEOs would receive upon a qualifying termination of employment in various circumstances, including a qualifying termination of employment within 18 months following a change of control, in each case assuming that the qualifying termination or change of control occurred on December 31, 2024. In the event of a change of control without a qualifying termination (i.e., a single-trigger event), and assuming the successor company assumes any outstanding awards on the same material terms and conditions, our NEOs would not be entitled to any payments or benefits. For purposes of the values in this table, the intrinsic value of SARs and the value of PSAs, PSUs, RSAs and RSUs (including accrued dividends) are based on the closing price of a share of our common stock on December 31, 2024, the last trading day of 2024, which was $362.12.

Name	Accelerated Equity Vesting ($)	Cash Severance ($)	Total ($)
Julia M. Laulis(1)
Termination without Cause or for Good Reason(2)	2,882,329	—	2,882,329
Death or disability(2)	2,882,329	—	2,882,329
Termination without Cause or for Good Reason on or following a change of control(3)	9,193,975	5,879,858	15,073,833
Kenneth E. Johnson
Termination without Cause or for Good Reason(2)	578,303	—	578,303
Death or disability(2)	578,303	—	578,303
Termination without Cause or for Good Reason on or following a change of control(3)	2,535,237	2,415,534	4,950,771
Todd M. Koetje
Termination without Cause or for Good Reason(2)	823,831	—	823,831
Death or disability(2)	823,831	—	823,831
Termination without Cause or for Good Reason on or following a change of control(3)	3,072,601	2,246,430	5,319,031
Megan M. Detz
Termination without Cause or for Good Reason(2)	586,519	—	586,519
Death or disability(2)	586,519	—	586,519
Termination without Cause or for Good Reason on or following a change of control(3)	2,189,303	1,844,504	4,033,807
Peter N. Witty(4)
Termination without Cause or for Good Reason(2)	556,880	—	556,880
Death or disability(2)	556,880	—	556,880
Termination without Cause or for Good Reason on or following a change of control(3)	1,814,210	2,200,834	4,015,044
—–—–—

(1)
The amounts in this table exclude any payments for Ms. Laulis under the Cable One SERP and Cable One DC SERP which are described above under “Retirement Benefits” and the related Pension Benefits and Nonqualified Deferred Compensation tables.

(2)
Special vesting rules apply in the event of death, disability or a qualifying termination. The amounts in this row represent the value of the pro-rata portion of outstanding SARs, PSAs, RSAs, RSUs and PSUs granted prior to 2024 that would accelerate vesting upon a qualifying termination or in the event of death or disability on December 31, 2024, for each NEO. PSUs and RSUs granted in 2024 would be forfeited upon such qualifying termination because such event would have occurred prior to the first anniversary of grant date. The PSAs granted in 2022 were earned at 100.4% of target, but remained subject to service-based vesting requirements as of December 31, 2024.

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(3)
The accelerated equity vesting amounts in this row represent the value of all outstanding SARs, PSAs, RSAs, RSUs and PSUs for each NEO that would accelerate vesting and become exercisable, if applicable, upon a qualifying termination within 18 months following a change of control on December 31, 2024. The value of the PSAs granted in 2022 are reflected at the actual level of achievement of the applicable performance metrics. The value of the PSUs granted in 2023 and 2024 are reflected at the estimated achievement of the applicable performance metrics as of December 31, 2024. The cash severance amounts in this row represent lump sum cash payment equal to 2.5 times of each officer’s base salary and target annual cash incentive bonus with respect to all the NEOs. All the NEOs are also eligible for a pro rata bonus based on target performance for the year in which termination occurs and a lump sum cash payment equal to 18 times the monthly premium required to continue group health care coverage based on monthly COBRA premiums.

(4)
In connection with Mr. Witty’s role as the Chief Legal and Administrative Officer ending as of January 1, 2025, the Company and Mr. Witty entered into the Transition Agreement, pursuant to which Mr. Witty will remain employed with the Company in the non-executive role of Senior Advisor through June 30, 2025 (the “Witty Separation Date”), after which his employment will terminate. Under the terms of the Transition Agreement, Mr. Witty became entitled to receive (i) a base salary at an annualized rate of $180,000 during the remainder of his employment as Senior Advisor with the Company; and (ii) a 2024 cash incentive payout as determined by his target opportunity and the Company’s performance results relative to the 2024 Bonus Plan goals as described in the “Compensation Discussion and Analysis — “Elements of Our Compensation Program – Annual Cash Incentive Program” above. Following the Witty Separation Date, the outstanding equity awards held by Mr. Witty will vest in accordance with the pro-rata vesting terms applicable for a “Good Reason” termination pursuant to the terms of his outstanding equity award agreements. In addition, Mr. Witty will receive a lump sum cash payment equivalent to the cost to Mr. Witty of six months of COBRA premiums for the continuation of group health care coverage based on monthly COBRA premiums in effect as of the Witty Separation Date, subject to his signing a release of claims in favor of the Company. The Transition Agreement also contains a customary release of claims by Mr. Witty, an acknowledgement by Mr. Witty of his obligations to comply with the restrictive covenants set forth in the Company’s Clawback Policy, and other customary terms.

Clawback Policies – Restrictive Covenants and Release

Our annual cash incentive program and our long-term equity incentive award agreements and the Cable One Executive Severance Plan are subject to our clawback policies (described in further detail under “Compensation Discussion and Analysis—Corporate Governance Policies—Clawback Policies” above). Our Clawback Policy contains restrictive covenants that obligate each NEO not to disclose any of our confidential information or knowingly or intentionally disparage the Company at any time. In addition, for two years following termination of employment, an NEO is not permitted to (i) compete with us by directly or indirectly rendering services to, or owning or acquiring certain interests in, any entity that provides services similar to the services we provide in the same areas as our systems, provides services to communities where we own systems, or provide services to us or (ii) directly or indirectly, solicit the employment of, employ or cause any other person to take such actions with respect to any person who was our employee or an employee of our affiliates on, or within two years prior to, the effective date of termination. In addition, under the applicable award agreements, accelerated vesting of equity awards upon a termination due to disability, by the Company without “Cause” or by the NEO for “Good Reason” is subject to execution of a general release of claims in favor of the Company and its affiliates.

Cable One, Inc. ▪ 2025 Proxy Statement | 62

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, we are providing the ratio of annual total compensation of our CEO to the annual total compensation of our median employee (excluding our CEO).

For 2024, annual total compensation for our CEO, as reported in the 2024 Summary Compensation Table, was $8,044,971. The 2024 annual total compensation for our median employee was $79,029. Based on this information, the ratio of our CEO’s annual total compensation to our median employee’s total compensation for 2024 was 102 to 1.

We believe there has been no change to our employee population or compensation arrangements, or the circumstances of the median employee identified in 2022, that would result in a significant change to our pay ratio disclosure. Accordingly, as permitted under SEC rules, we are using the same median employee to calculate our 2024 CEO pay ratio.

To identify the median annual total compensation of all of our employees (other than our CEO) as well as determine the annual total compensation of our median employee and our CEO, we took the following steps consistent with Item 402(u) of Regulation S-K:

■
We reviewed the composition of roles and total number of employees as of December 31, 2024, and determined that our employee population, all of whom continue to be located in the United States, was substantially similar to 2022. This population consisted of our full-time, part-time and temporary employees, as determined for employment law purposes. We did not include independent contractors or leased workers in our determination.

■	In identifying our 2022 median employee from our employee population, we calculated the total cash compensation of each employee of ours and our subsidiaries included in the employee population described above, for the 12-month period that ended on December 31, 2022. Total cash compensation for these purposes included base salary or wages, overtime, bonus, and cash incentives/commissions and was calculated using internal payroll records. We annualized the compensation of any employee hired in 2022 that did not work the full year. We did not apply any cost-of-living adjustments as part of the calculation.

■
Once we confirmed out median employee need not be re-identified, we determined the annual total compensation of the median employee for 2024 in accordance with the requirements for determining total compensation in the Summary Compensation Table, resulting in annual total compensation of $79,029.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to use various methodologies and assumptions, which may lead to a lack of comparability across companies.
Cable One, Inc. ▪ 2025 Proxy Statement | 63

PAY VERSUS PERFORMANCE

Overview

We believe our performance-based compensation philosophy for our executive officers provides incentives to achieve both short- and long-term business objectives; aligns the interests of our executive officers and long-term stockholders; and enables us to attract, hire and retain talented individuals in a competitive marketplace. Under our pay-for-performance philosophy, a substantial portion of our executive officer compensation is at-risk and tied to objective performance goals. Both annual bonuses and the majority of our annual equity incentive awards for executives are based on financial operating performance against pre-defined objective goals. Please read the section entitled “Compensation Discussion and Analysis” for additional information about our executive compensation program.
Pay Versus Performance(1)

Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (2)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (3)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($) (4)(5)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands) ($) (8)	Adjusted EBITDA (thousands) ($) (9)
					Total Stockholder Return ($) (6)	Peer Group Total Stockholder Return ($) (7)
2024	8,044,971	6,450,674	2,506,533	2,043,116	26.31	84.15	14,480	853,986
2023	7,734,480	8,802,197	2,223,784	2,466,805	39.17	95.49	267,436	916,944
2022	4,796,029	220,818	1,661,147	(376,571)	49.08	76.70	234,118	911,851
2021	4,327,815	2,733,449	2,093,808	1,547,359	119.69	119.95	291,824	839,325
2020	3,731,808	11,382,225	1,643,452	4,719,828	150.30	125.71	304,391	674,139
—–—–—

(1)
This table and the following discussion include figures for the “compensation actually paid” to Julia M. Laulis, our principal executive officer during the years presented (“PEO”), and our other NEOs, as calculated and presented in accordance with Item 402(v) of Regulation S-K. These calculated amounts incorporate the impact of changes in the price of our common stock on the value of unvested and unexercised equity awards, among other things, and do not necessarily reflect amounts of compensation earned by or paid to our PEO and other NEOs for the periods presented.

(2)	In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEO’s total compensation for each year to determine the “compensation actually paid”:

Year	Reported Summary Compensation Table Total for PEO ($)	Less: Reported Value of Equity Awards ($)(a)	Equity Award Adjustments ($)(b)	Less: Reported Change in the Actuarial Present Value of Pension Benefits ($)(c)	Pension Benefit Adjustments ($)	Compensation Actually Paid to PEO ($)
2024	8,044,971	(6,201,002)	4,611,440	(4,735)	—	6,450,674
2023	7,734,480	(6,190,794)	7,262,986	(4,476)	—	8,802,197
2022	4,796,029	(3,030,759)	(1,544,452)	—	—	220,818
2021	4,327,815	(2,074,008)	483,206	(3,564)	—	2,733,449
2020	3,731,808	(1,500,037)	9,153,893	(3,438)	—	11,382,225
—–—–—

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year.
Cable One, Inc. ▪ 2025 Proxy Statement | 64

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values materially differ from those disclosed at the time of grant as a result of changes to the Black-Scholes model inputs used to value the SARs and the Monte Carlo simulations used to value the PSUs held by our PEO and other NEOs. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Applicable Year and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2024	5,839,324	(725,568)	—	(502,316)	—	—	4,611,440
2023	7,757,504	(462,860)	—	(31,658)	—	—	7,262,986
2022	2,046,260	(3,535,473)	—	(55,239)	—	—	(1,544,452)
2021	2,662,699	(2,179,493)	—	—	—	—	483,206
2020	3,646,669	5,315,517	—	191,707	—	—	9,153,893

(c)	The amounts included in this column are the amounts reported in “Change in Pension and Nonqualified Deferred Compensation” column of the Summary Compensation Table for each applicable year.

Year	Service Cost ($)	Prior Service Cost ($)	Total Pension Benefit Adjustments ($)
2024	—	—	—
2023	—	—	—
2022	—	—	—
2021	—	—	—
2020	—	—	—

(3)	The figures in this column reflect the average of the amounts reported for the NEOs as a group (excluding our PEO, who has served as our CEO since 2017) in the “Total” column of the Summary Compensation Table in each applicable year.

(4)
Our non-PEO NEOs for 2024 were Kenneth E. Johnson (COO); Todd M. Koetje (CFO); Megan M. Detz (Chief People Officer); Peter N. Witty (Chief Legal and Administrative Officer); and Michael E. Bowker (Chief Growth Officer until April 30, 2024). Our non-PEO NEOs for 2023 were Michael E. Bowker (Chief Growth Officer); Todd M. Koetje (CFO); Kenneth E. Johnson (Chief Technology and Digital Officer effective January 1, 2023 until October 30, 2023 and Chief Technology and Innovation Officer for the remainder of 2023) and Peter N. Witty Senior Vice President, General Counsel until October 30, 2023, and Chief Legal and Administrative Officer thereafter). Our non-PEO NEOs for 2022 were Michael E. Bowker (COO); Steven S. Cochran (CFO until July 1, 2022); Todd M. Koetje (Senior Vice President, Business Development & Finance until July 1, 2022, and CFO thereafter); Kenneth E. Johnson Senior Vice President, Technology Services; and Eric M. Lardy (Senior Vice President, Operations and Integration). Our non-PEO NEOs for 2021 were Michael E. Bowker (COO); Steven S. Cochran (CFO); Megan M. Detz (Senior Vice President, Human Resources); and Todd M. Koetje (Senior Vice President, Business Development & Finance). Our non-PEO NEOs for 2020 were Michael E. Bowker (COO); Steven S. Cochran (Senior Vice President and CFO); James A. Obermeyer (Senior Vice President, Marketing and Sales); and Peter N. Witty (Senior Vice President, General Counsel and Secretary).

Cable One, Inc. ▪ 2025 Proxy Statement | 65

(5)	In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for the NEOs as a group (excluding our PEO) for each year to determine the average “compensation actually paid” to the NEOs as a group (excluding our PEO), using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less: Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2024	2,506,533	(1,902,979)	1,439,562	2,043,116
2023	2,223,784	(1,627,766)	1,870,787	2,466,805
2022	1,661,147	(1,060,591)	(977,127)	(376,571)
2021	2,093,808	(1,388,439)	841,990	1,547,359
2020	1,643,452	(832,036)	3,908,412	4,719,828
—–—–—

(a)	The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards Granted in the Applicable Year and Unvested at Year End ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2024	1,802,415	(211,877)	—	(150,976)	—	—	1,439,562
2023	2,039,612	(155,355)	—	(13,470)	—	—	1,870,787
2022	707,008	(1,425,793)	—	(258,342)	—	—	(977,127)
2021	1,437,587	(544,617)	—	(50,980)	—	—	841,990
2020	1,788,918	2,040,134	—	79,360	—	—	3,908,412

(6)
The figures in this column reflect the cumulative total stockholder return (“TSR”) of our common stock for the periods presented assuming a hypothetical $100 investment on December 31, 2019 and assuming that dividends, if any, were reinvested. The stock price performance reflected in these figures is based on historical results and is not necessarily indicative of future stock price performance.

(7)
The figures in this column reflect the cumulative TSR of the common stock of a specified peer group of companies (our “Peer Group”) for the periods presented assuming a hypothetical $100 investment on December 31, 2019 and that dividends, if any, were reinvested. The Peer Group consists of the following publicly traded data, video and voice services companies: Altice USA, Inc.; Charter Communications, Inc.; Comcast Corporation; and WideOpenWest, Inc. The stock price performance reflected in these figures is based on historical results and is not necessarily indicative of future stock price performance.

(8)	The figures in this column reflect the amount of net income reported in our audited financial statements for the applicable year.

(9)
Adjusted EBITDA is our “Company-Selected Measure” for purposes of the SEC’s “pay versus performance” disclosure requirements pursuant to Item 402(v) of Regulation S-K. See Annex A of this Proxy Statement, entitled “Use of Non-GAAP Financial Measures” for the definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, which is the most directly comparable measure under GAAP, for the years ended December 31, 2024 and December 31, 2023.

Cable One, Inc. ▪ 2025 Proxy Statement | 66

The Relationship Between Executive Compensation Actually Paid and Performance

Executive Compensation Actually Paid and Cumulative Company and Peer Group TSR. The following chart shows the amount of compensation actually paid to Ms. Laulis and the average compensation actually paid to our NEOs as a group (excluding Ms. Laulis) as compared to the cumulative TSR of our common stock and peer group TSR over the five-year period of 2020 through 2024.

Executive Compensation Actually Paid and Net Income. The following chart shows the amount of compensation actually paid to Ms. Laulis and the average compensation actually paid to our NEOs as a group (excluding Ms. Laulis) as compared to our net income over the five-year period of 2020 through 2024.

Cable One, Inc. ▪ 2025 Proxy Statement | 67

Executive Compensation Actually Paid and Adjusted EBITDA. The following chart shows the amount of compensation actually paid to Ms. Laulis and the average compensation actually paid to our NEOs as a group (excluding Ms. Laulis) as compared to our Adjusted EBITDA over the five-year period of 2020 through 2024.

Financial Performance Measures

We believe the following financial performance measures represent the most important financial performance measures used to link the compensation actually paid to our NEOs for fiscal year 2024 to our financial performance:

■	Residential data revenues;

■	Business services revenues;

■	Adjusted EBITDA;

■	Adjusted EBITDA less capital expenditures; and

■	Adjusted capital expenditures as a percentage of Adjusted EBITDA.
Cable One, Inc. ▪ 2025 Proxy Statement | 68

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION FOR 2024

We are asking stockholders to approve, in a non-binding advisory vote, the 2024 compensation paid to our NEOs as reported in this Proxy Statement, commonly referred to as the “say-on-pay” vote. Although the say-on-pay vote is advisory and non-binding, the Board and the C&TM Committee value the input of our stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program. At our 2024 Annual Meeting, approximately 97% of the votes cast voted in favor of our say-on-pay proposal.

As described above in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have structured our executive compensation program to achieve the following key objectives:

■	Provide competitive total direct compensation to our executives in order to attract and retain highly qualified and productive executives;

■	Motivate executives to enhance our overall performance and profitability through the successful execution of our short- and long-term business strategies, with an emphasis on the long-term;

■	Align the long-term interests of our executives and stockholders through meaningful ownership of Company stock by executives and by rewarding stockholder value creation;

■	Reflect our pay-for-performance philosophy; and

■	Ensure that total compensation opportunities are competitive.

We believe that our compensation programs have played a key role in our operating and financial performance. We encourage stockholders to read the “Compensation Discussion and Analysis” section above, which provides an overview of our executive compensation policies and procedures, how they operate and are designed to achieve our pay-for-performance objectives and how they were applied for 2024. The 2024 Summary Compensation Table and other related compensation tables and narrative included in the “Executive Compensation” section of this Proxy Statement provide detailed information on the compensation of our NEOs. The C&TM Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of the NEOs reported in this Proxy Statement has contributed to our success.

In accordance with Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation paid to our NEOs as disclosed in the Compensation Discussion and Analysis, the 2024 Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.”

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION FOR 2024 AS DISCLOSED IN THIS PROXY STATEMENT.
Cable One, Inc. ▪ 2024 Proxy Statement | 69

DIRECTOR COMPENSATION

The annual compensation arrangements for non-employee directors with respect to each service year, which runs from approximately May to May (based on the dates of the applicable annual meeting of stockholders and which are prorated for new directors elected during the service year), are currently comprised of the following components:

Component	Amount ($)
Cash Compensation
Annual Cash Retainer (each non-employee director)	90,000
Lead Independent Director	30,000
Audit Committee Chair	20,000
C&TM Committee Chair	15,000
Executive Committee Chair(1)	10,000
Nominating and Governance Committee Chair(1)	10,000
Equity Compensation
Annual Equity Award	155,000
—–—–—

(1)	Payable only if the committee chair is a non-employee director other than the Lead Independent Director.

Under our current non-employee director compensation program, each non-employee director will receive an annual equity award grant in the form of RSUs awarded under the 2022 Omnibus Plan with a grant date face value of approximately $155,000. Such RSUs will generally be granted on the date of our annual meeting of stockholders and will vest on the earlier of the first anniversary of the grant date or the date of the annual meeting of stockholders that immediately follows the grant date, subject to the non-employee director’s continued service through such vesting date. Settlement of such RSUs will be in the form of one share of our common stock and will follow vesting, unless the director has previously elected to defer such settlement. Non-employee directors may elect to defer the settlement of all or a portion of their RSUs until the earlier of separation from service from the Board, a date specified by the director (if any) and a “change of control” of the Company (as defined above in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control”). Non-employee directors may also elect to defer all or a portion of their annual cash fees (including the annual cash retainer and any additional committee chair cash retainers or Lead Independent Director cash retainer) that will be converted to and deferred as RSUs. Dividends associated with RSUs are accrued and will be paid out in cash at the time of settlement, except that any dividends associated with RSUs granted prior to the 2017 annual grant of RSUs are converted into deferred stock units (“DSUs”) if the value of such dividends exceeds the value of a share of our common stock on the dividend payment date, which will be delivered at the time of settlement of the associated RSUs. Notwithstanding the foregoing, such RSUs will vest, and be settled, upon a change of control of the Company.
 Non-employee directors who serve as a committee chair or Lead Independent Director for less than the full year, or who serve in multiple roles, will be eligible for the additional cash component for such partial service or additional roles on a case-by-case basis, as determined by the Board. We also reimburse our non-employee directors for out-of-pocket expenses incurred related to the meetings they attend. Employee directors do not receive additional compensation for serving on the Board.
 Our non-employee director compensation is reviewed annually by our C&TM Committee with the assistance of our independent compensation consultant. The amount and composition of non-employee director compensation was reviewed for 2024 and no changes were recommended as compared to 2023.
 Our non-employee director compensation program is designed so that the amount and form of compensation is in line with typical peer practice. Similar to our approach to executive compensation, a substantial portion of annual non-employee director compensation is comprised of equity awards.
Cable One, Inc. ▪ 2025 Proxy Statement | 70

Director Compensation Table

The following table shows the compensation earned or paid to our non-employee directors during the fiscal year ended December 31, 2024. Our President and CEO did not receive any additional compensation for her service on the Board. Compensation for serving as our President and CEO during 2024 is shown in the Executive Compensation section of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
P. Robert Bartolo	90,989	154,981	—	245,970
Brad D. Brian	—	244,728	5,411	250,139
Deborah J. Kissire	111,209	154,981	—	266,190
Mary E. Meduski	—	274,775	—	274,775
Thomas O. Might	90,989	154,981	7,577	253,547
Sherrese M. Smith	—	244,728	14,935	259,663
Wallace R. Weitz	—	254,612	—	254,612
Katharine B. Weymouth	106,154	154,981	3,488	264,623
—–—–—

(1)	The fees shown include annual cash retainer fees and any Board and chair fees paid during the year to each non-employee director.

(2)
Amounts in this column represent the grant date fair value of the RSU awards computed in accordance with Topic 718 and reflect an estimate of the grant date fair value of RSU grants made during 2024, rather than the amounts paid to or realized by our non-employee directors. There can be no assurance that the amounts shown will be realized, and amounts could ultimately exceed these calculated fair values. The RSUs are eligible to vest on the earlier of the first anniversary of the grant date or the date of the annual meeting of stockholders that immediately follows the grant date, subject to the service-based vesting conditions and settlement dates described in the narrative above. Amounts in this column include RSUs issued in lieu of annual cash fees for non-employee directors who elected to defer all or a portion of such annual cash fees (based on a May 2024 to May 2025 service year) and are eligible to vest on May 15, 2025.

(3)	The following table shows the aggregate number of unvested and outstanding RSUs held by each non-employee director as of December 31, 2024:

Name	Unvested and Outstanding RSUs as of December 31, 2024
P. Robert Bartolo	392
Brad D. Brian	619
Deborah J. Kissire	392
Mary E. Meduski	695
Thomas O. Might	392
Sherrese M. Smith	619
Wallace R. Weitz	644
Katharine B. Weymouth	392

(4)
Amounts in this column for Messrs. Brian and Might and Mses. Smith and Weymouth reflect accrued dividends on settled awards we inadvertently paid late and corresponding payments we made to cover any tax penalty each director may pay as a result of the Company’s delay. The amounts paid consisted of the following: $ 3,126 in dividends and $2,285 in tax assistance for Mr. Brian, $5,026 in dividends and $2,552 in tax assistance for Mr. Might, $10,739 in dividends and $4,197 in tax assistance for Ms. Smith and $2,341 in dividends and $1,148 in tax assistance for Ms. Weymouth; there may be minor differences due to rounding.

Cable One, Inc. ▪ 2025 Proxy Statement | 71

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables provide information regarding the beneficial ownership of our common stock as of March 31, 2025 (except as otherwise indicated) by each NEO in the 2024 Summary Compensation Table, each of our directors and nominees for director, all of our current executive officers and directors as a group and each of our stockholders who we believe (based on the assumptions described below) beneficially owns more than 5% of our outstanding common stock. Except as otherwise noted in the footnotes below, each person or entity identified in the table below has sole voting and investment power with respect to the securities they or it holds, subject to applicable community property law.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Under such rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means. The percentages shown are calculated based on 5,627,527 shares outstanding on March 31, 2025. The numbers and percentages shown include shares actually owned on March 31, 2025 (except as otherwise indicated) and shares, SARs (in the case of executive officers), and RSUs or DSUs (in the case of non-employee directors) that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares that the identified person or group had the right to acquire within 60 days of March 31, 2025 upon the exercise of SARs or the delivery of RSUs or DSUs are deemed to be outstanding for the purpose of computing the percentage of shares owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares owned by any other person or group.

The business address of each of our NEOs and directors identified in the table below is our address.

Name	Share Ownership	Shares Underlying Exercisable SARs(1)	RSUs and DSUs(2)	Total Beneficial Ownership	Percentage Owned
NEOs and Directors:
Julia M. Laulis(3)	13,104	—	—	13,104	*
Kenneth E. Johnson(4)	2,766	—	—	2,766	*
Todd M. Koetje(5)	1,617	—	—	1,617	*
Megan M. Detz(6)	1,263	—	—	1,263	*
Peter N. Witty(7)	1,292	—	—	1,292	*
Michael E. Bowker(8)	3,176	—	—	3,176	*
P. Robert Bartolo	—	—	575	575	*
Brad D. Brian	871	—	1,982	2,853	*
Deborah J. Kissire	100	—	2,277	2,377	*
Mary E. Meduski	—	—	1,680	1,680	*
Thomas O. Might	5,808	—	392	6,200	*
Sherrese M. Smith	400	—	987	1,387	*
Wallace R. Weitz	5,500	—	3,092	8,592	*
Katharine B. Weymouth	363	—	840	1,203	*
All current executive officers and directors as a group, eliminating duplications (14 individuals)	37,824	—	11,825	49,649	0.9%

Cable One, Inc. ▪ 2024 Proxy Statement | 72

Name	Beneficial Ownership	Percentage Owned
Principal Stockholders:
Daniel L. Mosley(9)	494,737	8.8%
Donald E. Graham(10)	469,883	8.3%
American Century Investment Management(11)	295,076	5.2%
BlackRock, Inc.(12)	874,413	15.5%
Burgundy Asset Management Ltd.(13)	296,839	5.3%
Franklin Mutual Advisers, LLC(14)	306,967	5.5%
Rothschild and Co Wealth Management UK Limited(15)	290,327	5.2%
The Vanguard Group(16)	566,103	10.1%
—–—–—
*     Less than 1%.

(1)
For the executive officers, the amount includes the net number of shares issuable upon exercise of vested SARs. Following vesting, upon exercise of a SAR, the holder would receive the value of the appreciation in the share subject to the SAR over the exercise price. For purposes of this column, the net number of shares issuable upon exercise has been calculated using the closing price of a share of our common stock as of March 31, 2025, which was $265.77.

(2)
For non-employee directors, the amount includes the number of shares to be received at settlement upon the lapse of restrictions applicable to RSUs and DSUs per the terms of the non-employee director's deferral election.

(3)
The amount includes 161 shares of restricted stock awarded to Ms. Laulis in accordance with the 2015 Plan and 10,186 shares held in a trust with Ms. Laulis’ spouse, with whom Ms. Laulis shares voting and investment power.

(4)	The amount includes 48 shares of restricted stock awarded to Mr. Johnson in accordance with the 2015 Plan.

(5)	The amount includes 46 shares of restricted stock awarded to Mr. Koetje in accordance with the 2015 Plan.

(6)	The amount includes 48 shares of restricted stock awarded to Ms. Detz in accordance with the 2015 Plan.

(7)	The amount includes 41 shares of restricted stock awarded to Mr. Witty in accordance with the 2015 Plan.

(8)	According to information as of April 30, 2024 and available to the Company. The amount includes 330 shares of restricted stock awarded to Mr. Bowker in accordance with the 2015 Plan.

(9)
According to information as of March 11, 2025 and available to the Company, Mr. Mosley, as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 7,906 shares; and shared voting and investment power, 486,831 shares, which includes 55,927 shares in a trust for which Mr. Mosley is a co-trustee with Mr. Graham and Mr. Graham has the power to amend or revoke. The address of Mr. Mosley is 375 Ninth Avenue, New York, New York 10001.

(10)
According to information as of March 11, 2025 and available to the Company, Mr. Graham, as an individual and as a trustee of various trusts, has voting and investment power with respect to shares of our common stock as follows: sole voting and investment power, 74,121 shares; and shared voting and investment power, 395,762 shares. The address of Mr. Graham is 1300 N. 17th Street, Arlington, Virginia 22209.

Cable One, Inc. ▪ 2025 Proxy Statement | 73

(11)
Based on a Schedule 13G filed jointly on February 14, 2025 by American Century Investment Management, Inc. (“American Century”), an investment adviser, on behalf of American Century and its parent, American Century Companies, Inc. (“ACC”), and the Stowers Institute for Medical Research (“Stowers”), were deemed to be the beneficial owners of 295,076 shares of our common stock. Based on the Schedule 13G, ACC and its wholly owned subsidiary American Century are each controlled by Stowers and have sole voting power over 288,447 shares and sole dispositive power over 295,076 shares. The address of American Century, ACC and Stowers is 4500 Main Street, 9th Floor, Kansas City, MO 64111.

(12)
Based on a Schedule 13G/A filed on November 12, 2024, BlackRock, Inc. (“BlackRock”), a holding company, was deemed to be the beneficial owner of 874,413 shares of our common stock. Based on the Schedule 13G/A, BlackRock has sole voting power over 869,577 shares and sole dispositive power over 874,413 shares. The address of BlackRock is 50 Hudson Yards, New York, New York 10001.

(13)
Based on a Schedule 13G filed on November 12, 2024, Burgundy Asset Management Ltd. (“Burgundy”), an investment advisor, was deemed to be the beneficial owner of 296,839 shares of our common stock. Based on the Schedule 13G, Burgundy has sole voting power over 211,824 shares and sole dispositive power over 296,839 shares. The address of Burgundy is 181 Bay Street, Toronto, Ontario, M5J 2T3.

(14)
Based on a Schedule 13G filed on January 27, 2025, Franklin Mutual Advisers, LLC (“Franklin Advisers”), an investment advisor, was deemed to be the beneficial owner of 306,967 shares of our common stock. Based on the Schedule 13G, Franklin Advisers has sole voting power over 289,734 shares, shared voting power over 0 shares, sole dispositive power over 306,967 shares and shared dispositive power over 0 shares. The address of Franklin Advisers is 101 John F. Kennedy Parkway, Short Hills, New Jersey, 07078.

(15)
Based on a Schedule 13G/A filed on October 8, 2024, Rothschild and Co Wealth Management UK Limited (“Rothschild Wealth Management”), an investment advisor, was deemed to be the beneficial owner of 290,327 shares of our common stock. Based on the Schedule 13G/A, Rothschild has sole voting power over 290,327 shares, shared voting power over 0 shares, sole dispositive power over 290,327 shares and shared dispositive power over 0 shares. The address of Rothschild Wealth Management is New Court, St Swithins Lane, London, EC4N 8AL.

(16)
Based on a Schedule 13G/A filed on September 10, 2024, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 566,103 shares of our common stock. Based on the Schedule 13G/A, Vanguard has sole voting power over 4,216 shares, shared voting power over 556,791 shares, sole dispositive power over 9,312 shares and shared dispositive power over 7,849 shares. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Cable One, Inc. ▪ 2024 Proxy Statement | 74

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2024 regarding the number of shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($/sh)(b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (#)(c)
Equity compensation plans approved by security holders	155,423	1,028.73	342,333
Equity compensation plans not approved by security holders	—	—	—
Total	155,423		342,333
—–—–—

(1)
Column (a) includes shares underlying outstanding RSAs, PSAs, RSUs, PSUs (at the maximum level of performance achievement) and DSUs. It includes no shares to be issued upon exercise of outstanding SARs, as all such instruments were "underwater" or "out-of-the-money" as of December 31, 2024. Because there is no exercise price associated with RSAs, PSAs, RSUs, PSUs and DSUs, these awards are not included in the weighted-average exercise price calculation presented in column (b). SARs are exercisable for shares with a value equal to the increase in the fair market value of our common stock over the exercise price, if any. For the purposes of calculating the number of shares to be issued upon exercise of the SARs, we have used $362.12, the closing price of a share of our common stock on December 31, 2024, the last trading day of 2024. See Note 15 of the Notes to the Consolidated Financial Statements contained in our 2024 Form 10-K for additional information about our equity compensation plans, including the 2022 Omnibus Plan and the 2015 Plan.

Cable One, Inc. ▪ 2025 Proxy Statement | 75

REPORT OF THE AUDIT COMMITTEE

One of the standing committees of the Board is the Audit Committee. Currently, there are four non-employee members of the Board on the Audit Committee: Deborah J. Kissire, who serves as Chair of the Audit Committee, P. Robert Bartolo, Sherrese M. Smith and Wallace R. Weitz. The Audit Committee operates under a delegation of authority from the Board, which has determined that each Audit Committee member is “independent” under the listing standards of the NYSE and applicable SEC rules.

Management has the primary responsibility for the preparation of the Company's financial statements in accordance with GAAP and for the financial reporting process, including the Company's system of internal control. The Company's independent registered accounting firm, PwC, is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee’s role is one of oversight. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s independent registered accounting firm.

In performing its oversight function, the Audit Committee has:

■	reviewed and discussed the audited fiscal year 2024 financial statements with the Company’s management;

■	discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

■	received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC their independence.

The Audit Committee has also considered whether PwC’s provision of non-audit services to the Company is compatible with the independence of such firm and reviewed matters relating to the Company’s internal control over financial reporting.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board, and the Board approved, that the audited fiscal year 2024 financial statements be included in the 2024 Form 10-K for filing with the SEC.

Deborah J. Kissire, Chair
P. Robert Bartolo
Sherrese M. Smith
Wallace R. Weitz

Cable One, Inc. ▪ 2025 Proxy Statement | 76

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policy and Procedures Governing Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving related persons, which consist of directors, director nominees, executive officers, persons or entities known to us to be the beneficial owner of more than 5% of any outstanding class of our voting securities or immediate family members or certain affiliated entities of any of the foregoing persons. Under authority delegated by the Board, the Nominating and Governance Committee (or its Chair or other committee member, under certain circumstances) is responsible for applying the policy with the assistance of our General Counsel or their designee (if any). Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which: the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; we are, will or may be expected to be a participant; and any related person has or will have a direct material interest or an indirect material interest.
 The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may take into account such factors it deems appropriate in its determination to approve or ratify a transaction, which may include:

■	the extent of the related person’s interest in the transaction;

■	whether the transaction would interfere with the objectivity and independence of any related person’s judgment or conduct in fulfilling their duties and responsibilities to the Company;

■	whether the transaction is fair to the Company and on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances;

■	whether the transaction is in the best interests of the Company and its stockholders;

■	whether the transaction is consistent with any conflict-of-interest policies set forth in our Code of Business Conduct and Ethics and other policies; and

■	whether in connection with any transaction involving a non-employee director or nominee for director, such transaction would compromise such director’s status as: (i) an independent director within the meaning of the NYSE listing standards or our Corporate Governance Guidelines; (ii) an “outside director” within the meaning of Section 162(m) of the Code or a “non-employee director” under Rule 16b-3 under the Exchange Act, if such non-employee director serves on the C&TM Committee; or (iii) an independent director under Rule 10A-3 of the Exchange Act, if such non-employee director serves on the Audit Committee.

The Nominating and Governance Committee (or its Chair or other committee member as the case may be) may impose such conditions or guidelines as it determines appropriate with respect to any related person transaction it approves or ratifies, including, but not limited to:

■	conditions relating to ongoing reporting to the Nominating and Governance Committee and other internal reporting;

■	limitations on the dollar amount of the transaction;

■	limitations on the duration of the transaction or the Nominating and Governance Committee’s approval of the transaction; and

■	other conditions for the protection of the Company and to avoid conferring an improper benefit or creating the appearance of a conflict of interest.

Related Person Transactions

In accordance with our written policy for the review and approval of transactions involving related persons as described above, Ms. Weymouth, is a member of our Board, also serves on the board of directors of Graham Holdings Company (our former corporate parent). She may be required to recuse herself from deliberations relating to any existing or future arrangements between our Company and Graham Holdings Company.
Cable One, Inc. ▪ 2025 Proxy Statement | 77

DELINQUENT SECTION 16(a) FILINGS

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. We believe that, during the year ended December 31, 2024, our directors and executive officers, and 10% stockholders complied with all Section 16(a) filing requirements. In making such statement, we have relied upon examination of the copies of Forms 3, 4, and 5 provided to us and the written representations of our directors and executive officers.

STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS AND OTHER BUSINESS
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

Deadline for the Submission of Stockholder Proposals for Inclusion in Our Proxy Statement for Our 2026 Annual Meeting of Stockholders Pursuant to Exchange Act Rule 14a-8

If any stockholder wishes to a submit proposal to be considered for inclusion in our proxy materials for our 2026 Annual Meeting of Stockholders, such proposal must comply with the requirements of Rule 14a-8 under the Exchange Act, all other rules of the SEC relating to proxy proposals and our By-laws, and be received by December 9, 2025. Written notice containing the required information should be addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012.

Deadline for Procedures for Stockholder Nominations Pursuant to the Proxy Access Provisions of our Bylaws

Under the proxy access provisions set forth in Article II, Section 12 of our By-laws, any stockholder or group of stockholders wishing to include one or more director nominees in our proxy statement must follow the procedures and provide timely notice to the company along with the required information as set for in our By-laws. To be considered timely, such notice must be received not earlier than November 9, 2025 and not later than December 9, 2025.

Deadline and Procedures Under Our By-laws for Other Stockholder Nominations and Other Proposals Not Included in Our Proxy Statement for Our 2026 Annual Meeting of Stockholders

Under our By-laws, any stockholder of record wishing to appear at our 2026 Annual Meeting of Stockholders and submit a proposal or nominate a person for election to our Board other than pursuant to the proxy access procedures described above must submit the proposal or nomination to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 not earlier than January 15, 2026 and not later than February 14, 2026. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice to us that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 16, 2026. Any such stockholder proposal or director nomination will not appear in our proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. All stockholder proposals and director nominations, other than stockholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of our By-laws.
Cable One, Inc. ▪ 2025 Proxy Statement | 78

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies.
 A number of brokers have instituted householding of proxy materials unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials in the future, or if you and other stockholders sharing your address are receiving multiple copies of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify your broker. You may also call (800) 542-1061 or write to: Householding Department, Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York, 11717, and include your name, the name of your broker or other nominee and your account number(s). If you reside at a shared address to which a single copy of the proxy materials was delivered and you wish to receive a separate copy of the proxy materials, we will deliver such copy promptly upon written request addressed to our Secretary at 210 E. Earll Drive, Phoenix, Arizona, 85012 or by calling (602) 364-6000.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the Board does not expect to bring any other matters before the Annual Meeting other than those described herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment on those matters.
Cable One, Inc. ▪ 2025 Proxy Statement | 79

ANNEX A
USE OF NON-GAAP FINANCIAL MEASURES

We use certain measures that are not defined by GAAP to evaluate various aspects of its business. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income in the “Reconciliations of Non-GAAP Measures” tables below. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables below.

“Adjusted EBITDA” is defined as net income plus net interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance and contract termination costs, acquisition-related costs, net (gain) loss on asset sales and disposals, system conversion costs, rebranding costs, government program exit costs, net equity method investment (income) loss, net other (income) expense and other special items, as applicable, as provided in the “Reconciliations of Non-GAAP Measures” tables below. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of our business as well as other non-cash or special items and is unaffected by our capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and our cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, net interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other special items, as applicable, as provided in the “Reconciliations of Non-GAAP Measures” tables below.

We use Adjusted EBITDA and Adjusted EBITDA less capital expenditures to assess the Company's performance, and we also use Adjusted EBITDA less capital expenditures as an indicator of the Company's ability to fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under our credit agreement and the indenture governing our non-convertible senior unsecured notes to determine compliance with the covenants contained in our credit agreement and the ability to take certain actions under the indenture governing the non-convertible senior unsecured notes. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are also significant performance measures that have been used in our annual incentive compensation programs. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

We believe Adjusted EBITDA is useful (a) in the context of this Proxy Statement because it is used as the basis for our annual incentive compensation program and (b) to investors in evaluating the operating performance of the Company. We believe that Adjusted EBITDA less capital expenditures is useful to investors as it shows our performance while taking into account cash outflows for capital expenditures and is one of several indicators of our ability to service debt, make investments and/or return capital to our stockholders.

Adjusted EBITDA, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in our industry, although our measures of Adjusted EBITDA and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

Cable One, Inc. ▪ 2025 Proxy Statement | A-1

Reconciliations of Non-GAAP Measures

	Year Ended December 31,
(in thousands)	2024 ($)	2023 ($)
Net income	14,480	224,622
Plus: Interest expense, net	137,997	151,578
Income tax provision	25,201	72,838
Depreciation and amortization	341,754	342,891
Equity-based compensation	31,714	29,420
Severance and contract termination costs	9,176	2,890
Acquisition-related costs	1,618	1,331
(Gain) loss on asset sales and disposals, net	13,134	12,708
System conversion costs	7,040	801
Rebranding costs	6,765	—
Government program exit costs	906	—
Equity method investment (income) loss, net	204,496	113,936
Other (income) expense, net	59,705	(36,071)
Adjusted EBITDA	853,986	916,944
Less: Capital expenditures	286,354	371,028
Adjusted EBITDA less capital expenditures	567,632	545,916

	Year Ended December 31,
(in thousands)	2024 ($)	2023 ($)
Net cash provided by operating activities	664,128	663,170
Capital expenditures	(286,354)	(371,028)
Interest expense, net	137,997	151,578
Amortization of debt discount and issuance costs	(8,923)	(9,019)
Income tax provision	25,201	72,838
Changes in operating assets and liabilities	(22,387)	27,865
Write-off of debt issuance costs	—	(3,340)
Change in deferred income taxes	40,417	5,387
Acquisition-related costs	1,618	1,331
Severance and contract termination costs	9,176	2,890
System conversion costs	7,040	801
Rebranding costs	6,765	—
Government program exist costs	906	—
Gain on MBI Amendment	71,486	—
Fair value adjustments	(139,143)	39,514
Other (income) expense, net	59,705	(36,071)
Adjusted EBITDA less capital expenditures	567,632	545,916

Cable One, Inc. ▪ 2025 Proxy Statement | A-2

Cable One®

CABLE ONE, INC.
210 EAST EARLL DRIVE
PHOENIX, AZ 85012

SCAN TO VIEW MATERIALS & VOTE

THERE ARE MULTIPLE WAYS TO VOTE YOUR PROXY

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM, Eastern Time, the day before the meeting date **scheduled for May 15, 2025**. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CABO2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM, Eastern Time, the day before the meeting date **scheduled for May 15, 2025**. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V61944-P22765 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CABLE ONE, INC.

The Board of Directors recommends you vote FOR all Nominees.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. P. Robert Bartolo	☐	☐	☐
1b. Brad D. Brian	☐	☐	☐
1c. Deborah J. Kissire	☐	☐	☐
1d. Julia M. Laulis	☐	☐	☐
1e. Mary E. Meduski	☐	☐	☐
1f. Sherrese M. Smith	☐	☐	☐
1g. Wallace R. Weitz	☐	☐	☐
1h. Katharine B. Weymouth	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Cable One®

ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 15, 2025
8:00 a.m. Arizona Time (PDT)

You may vote over the Internet, by telephone, or by mail.
Please read the card carefully for instructions.

V61945-P22765

CABLE ONE, INC.
This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 15, 2025

The undersigned stockholder of CABLE ONE, INC., a Delaware corporation (the "Company"), hereby appoints Julia M. Laulis and Todd M. Koetje, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, to vote all shares of Common Stock of the Company standing in his or her name on the books of the Company at the Annual Meeting of Stockholders to be held on Thursday, May 15, 2025, at 8:00 a.m., Arizona Time (PDT), or at any adjournment thereof, with all the powers which the undersigned would possess if personally present, as designated on the reverse side.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEE DIRECTORS; AND FOR PROPOSALS 2 AND 3.

The undersigned hereby instructs the said proxies (i) to vote in accordance with the instructions indicated on the reverse side for each proposal; **however, if no instruction is given on the reverse side, this proxy will be voted in accordance with the Board of Directors' recommendations;** and (ii) to vote, in their discretion, with respect to such other matters (including matters incidental to the conduct of the meeting) as may properly come before the meeting or any postponements or adjournments thereof.

Continued and to be signed on reverse side